Exhibit 10.1
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 1, 2024, by and among PLAYSTUDIOS US, LLC., a limited liability company registered in the State of Delaware, USA (“Parent Purchaser”), PLAYSTUDIOS International Israel Ltd., a corporation organized under the laws of the State of Israel (“Subsidiary Purchaser” and together with Parent Purchaser, the “Purchasers” and each a “Purchaser”), Pixode Games Limited, a company incorporated and registered in England and Wales (“Seller”), and Apliko Limited, a company incorporated and registered in England and Wales, solely in its capacity as Seller’s Agent (as defined in Section 8.1 below).
RECITALS
A.Seller is engaged in the business of creating, developing and maintaining social casual games for mobile and web platforms, including without limitation, Soul Battles (the “Business”).
B.Subsidiary Purchaser desires to purchase and acquire, and Seller desires to sell, transfer and assign, the Tangible Assets (as such term is defined in Section 1.1(a) below), and Parent Purchaser desires to purchase and acquire, and Seller desires to sell, transfer and assign, all of the Transferred Assets (as such term is defined in Section 1.1(a) below) other than the Tangible Assets, on the terms and subject to the conditions contained in this Agreement.
C.Parent Purchaser and Subsidiary Purchaser desire to assume, and Seller desires to assign, the Assumed Liabilities (as such term is defined in Section 1.1(c) below), on the terms and subject to the conditions contained in this Agreement.
AGREEMENT
NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement and for other good and valuable consideration, the parties agree as follows:
ARTICLE 1.        PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES
1.1Assets.
(a)Transferred Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing (as defined in Section 3.1 below), Seller shall sell, convey, transfer and assign to Parent Purchaser and Subsidiary Purchaser, as applicable, and Parent Purchaser and Subsidiary Purchaser, as applicable, shall purchase from Seller (as described herein), free and clear of all liens, encumbrances, claims, charges, options, security interests, pledges, rights of first refusal, or other similar restrictions, other than (i) liens for Taxes (as defined in Section 5.12(a) below) not yet due and payable; (ii) mechanics’, materialmen’s, warehousemen’s, and similar liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent; (iii) non-exclusive licenses granted by Seller in connection with sales of products of the Business in the ordinary course of business and as listed on Schedule 5.7, and (iv) any minor imperfections in title and minor encroachments, if any, that, individually or in the aggregate, are not material in amount, do not interfere with the conduct of the Business or with the use of the Transferred Assets and do not adversely affect the value of the Transferred Assets or the Business (collectively, “Encumbrances”), all of Seller’s rights, title and interests in the assets of Seller, tangible and intangible, real, personal and mixed, of every kind and description, wherever located, used in, held for use in, or relating to the

Business other than the Retained Assets (as defined in Section 1.1(b) below) (collectively referred to as the “Transferred Assets” and individually referred to as a “Transferred Asset”). Seller hereby acknowledges that Parent Purchaser is purchasing all of the Transferred Assets other than the Tangible Assets (as defined herein) from Seller and Subsidiary Purchaser is purchasing all of the Tangible Assets from Seller. The Transferred Assets include, but are not limited to: (i) all tangible and personal property, including without limitation, office equipment, computer equipment, printers, servers, and other hardware owned by Seller (the “Tangible Assets”); (ii) the books and records related to or used in the operation of the Business; (iii) all Seller Intellectual Property (as defined in Section 5.9(a)(vi) below) and any other Intellectual Property (as defined in Section 5.9(a)(ii) below) rights owned by or licensed to Seller that are related to the Business; (iv) all customer lists, claims history files and related customer information used in the Business; (v) all of Seller’s work in progress relating to the Business; (vi) all accounts receivable relating to the Business or the Transferred Assets; (vii) all prepaid expenses of Seller relating to the Business; (viii) any Permits (as defined in Section 5.16 below) used in the operation of the Business, which were issued by any court, administrative agency or commission or other governmental authority or instrumentality, whether foreign, federal, state or local (each a “Governmental Entity”) or any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture or business organization (each a “Person”) but only to the extent that such Permits are assignable or transferable to Purchasers; and (ix) all goodwill of Seller associated with the Business. In addition, the Transferred Assets shall include all Contracts (as defined in Section 5.7 below) listed on Schedule 1.1(a) hereto under the heading “Assumed Contracts” (collectively, the “Assumed Contracts”). To the extent a Contract is not listed on Schedule 1.1(a) hereto, such Contract shall not be included in the Transferred Assets unless as otherwise subsequently requested in writing by Parent Purchaser in Parent Purchaser’s sole discretion or by Subsidiary Purchaser in Subsidiary Purchaser’s sole discretion and agreed to by Seller (provided such agreement shall be deemed to be provided by Seller if such Contract is determined in good faith by Parent Purchaser or Subsidiary Purchaser to be related to the Transferred Assets or Business) and, if required under the applicable Contract, the counterparty to the Contract, in which case, such Contract shall be deemed an Assumed Contract; provided that in each case Assumed Contracts shall not include any Retained Contracts (as defined in Section 1.1(b) below). Seller has made a good faith reasonable attempt to list on Schedule 1.1(a) hereto all of the assets used in, held for use in, or relating to the Business other than the Retained Assets; provided, however, notwithstanding the foregoing, any failure to list an asset thereon shall not mean that such item is not a Tangible Asset purchased by Subsidiary Purchaser hereunder or a Transferred Asset other than a Tangible Asset purchased by Parent Purchaser hereunder (except in the case of Contracts not listed on Schedule 1.1(a) hereto, which shall be governed by the preceding sentence).
(b)Retained Assets. Notwithstanding the foregoing, nothing herein shall be deemed to sell, convey, transfer or assign any of the Retained Assets to either Purchaser, and Seller shall retain all right, title and interest to, in and under the Retained Assets. The “Retained Assets” shall mean each of the following rights, properties or assets: (i) all Seller’s cash, cash equivalents, bank deposits or similar cash items; (ii) any shares of capital stock, units or other equity interests, including, without limitation, equity securities issuable to Seller upon conversion of convertible securities, of a corporation, limited liability corporation or other entity held by Seller, any and all rights of proceeds thereof or other distributions in connection therewith, and all records and documents associated therewith; (iii) the corporate minute books and stock records of Seller; (iv) all employee benefit plans of Seller (including any Contracts related thereto) and all assets held with respect to the employee benefit plans of Seller; (v) all Contracts which are not Assumed Contracts (the “Retained Contracts”); (vi) all claims, rights or causes of action of Seller to the extent related to any of the Retained Liabilities; (vii) deferred income Tax assets, if any, and other Tax assets or claims, rights or interests of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery with respect to any Tax that is a Retained Liability; (viii) any books and records that Seller is required by law to retain, including any confidential personnel records pertaining to any Key Employees, Key Consultants, Target Employees and Target Consultants (as such terms are defined in Section 3.2(g) and Section 3.2(h) below) to the extent applicable law prohibits the transfer of such information; (x) any loan or other agreements relating to borrowed money; and (xi) any insurance policies or rights of proceeds thereof.
1.2Liabilities.
(a)Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Parent Purchaser and Subsidiary Purchaser shall accept, assume and agree to pay, perform or otherwise discharge and be liable for, and Seller shall assign to Parent Purchaser and Subsidiary Purchaser all of the debts, liabilities, payables, commitments and obligations of any kind or nature whatsoever under the Assumed Contracts and Parent Purchaser’s and Subsidiary Purchaser’s ownership and operation of the applicable Transferred Assets following the Closing, but only if and to the extent (i) relating to, or arising out of, facts, conditions, circumstances or events first occurring after the date such Assumed Contract or Transferred Asset is effectively assigned to Parent Purchaser or Subsidiary Purchaser, as the case may be; and (ii) not relating to (A) any breach or nonperformance by Seller before the Closing; (B) any act or omission by Seller before or after the Closing (other than any act or omission by Seller taken or not taken, as applicable, at the request of Parent Purchaser or Subsidiary Purchaser); or (C) any fact, condition, circumstance or event of the Business (including the Transferred Assets) which existed or occurred prior to the Closing (collectively referred to as the “Assumed Liabilities” and individually referred to as an “Assumed Liability”). Seller hereby acknowledges that Parent Purchaser is assuming the Assumed Contracts listed under the heading “Parent Purchaser Assumed Contracts” and Subsidiary Purchaser is assuming the Assumed Contracts listed under the heading “Subsidiary Purchaser Assumed Contracts”, each as set forth on Schedule 1.1(a) hereto.
(b)Retained Liabilities. Other than the Assumed Liabilities, neither Purchaser shall assume nor shall be liable for (and nothing in this Agreement shall be construed as causing or requiring either Purchaser to assume or be liable for), and Seller shall retain and remain solely liable for and obligated to discharge, all of the debts, liabilities, payables, commitments and obligations of Seller of any kind or nature whatsoever, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, and whether or not accrued, matured, known or suspected or unknown, whether or not related to or arising from the Transferred Assets, and whether existing on or arising after the Closing Date (collectively referred to as the “Retained Liabilities” and individually referred to as a “Retained Liability”). Retained Liabilities include, but are not limited to, (i) any obligations for borrowed money and any accrued interest, prepayment premiums or penalties related thereto (collectively, “Indebtedness”), (ii) costs and expenses of Seller incurred or to be incurred by it in connection with the negotiation and preparation of this Agreement and carrying out the transactions contemplated by this Agreement, including legal, investment banker, accounting and other financial consultant fees and any compensation payable to Seller’s Agent (collectively, “Transaction Expenses”); (iii) any change in control payments, severance or other amounts required to be made by Seller in connection with the transactions contemplated hereby; (iv) any amounts payable to Seller’s employees or independent contractors for periods prior to the Closing and as a result of the Closing as described in Section 6.6 below; (v) any losses due to any wrongful acts or omissions of Seller or the officers, directors, employees or Affiliates of Seller; (vi) any claims, causes of action, litigation, arbitration, governmental or other proceeding (formal or informal) currently pending against Seller or which may arise in the future against Seller or either Purchaser or any of their respective Affiliates which relate to the operation or conduct of the Business prior to the Closing; (vii) any accident, wrongful act, circumstance, condition, fact or any other event of the Business occurring or existing prior to the Closing, regardless of when a claim may be presented against Seller or either Purchaser or any of their respective Affiliates; (viii) any amount of Taxes owed or to become owing by Seller for any Tax period, including Taxes and Tax liabilities with respect to the income or operations of the Business or the ownership of the Transferred Assets that are attributable to the portion of the Overlap Period (as defined in Section 5.12(b) below) ending on and including the Closing Date, as calculated in accordance with Section 2.3(e) below, and Taxes and Tax liabilities arising out of or resulting from the consummation of the transactions contemplated by this Agreement (excluding any Transfer Taxes described in Section 2.4(b) below) and any noncompliance with applicable bulk sale laws or fraudulent transfer or conveyance laws in connection with the transactions contemplated hereby); (ix) any other liabilities of Seller arising out of or resulting from the operation of the Business or the Transferred Assets prior to the Closing, other than an Assumed Liability; and (x) any liabilities relating to the Retained Assets. For purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and the term “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization or entity, including any Governmental Entity.
ARTICLE 2.        PURCHASE PRICE
2.1Closing Purchase Price. Subject to and upon the terms and conditions of this Agreement, in consideration for the sale, conveyance, transfer and assignment by Seller of the Transferred Assets and Assumed Liabilities and in consideration of the representations, warranties, covenants and indemnities of Seller set forth in this Agreement, Purchasers shall pay or issue to Seller or Seller’s Agent, as applicable, the following (the “Closing Purchase Price”), to be paid or held back, as the case may be, at the Closing, and subject to retention and forfeiture, reduction and forfeiture or return and forfeiture or as set forth in Section 2.3 and ARTICLE 7 below.
(a)Closing Payment. At the Closing, an aggregate cash amount equal to Three Million Four Hundred Thousand Dollars ($3,400,000) (such aggregate amount, the “Closing Cash Payment”), of which Three Million Three Hundred Eighty Four Thousand Sixty Three Dollars ($3,384,063) shall be paid by Parent Purchaser and Fifteen Thousand Nine Hundred Thirty Seven Dollars ($15,937) shall be paid by Subsidiary Purchaser, in each case by delivery to Seller of a wire transfer of immediately available funds to the bank account designated by Seller (which, for the avoidance of doubt, may be the bank account for Seller’s legal counsel or other agent or representative of Seller) in writing to Parent Purchaser, with such bank account to be designated at least two (2) Business Days prior to the Closing (the “Seller Designated Bank Account”).
(b)Indemnification Holdback. At the Closing, One Hundred Thousand Dollars ($100,000) shall be withheld from the Purchase Price payable at the Closing and shall be held by Parent Purchaser pursuant to the terms of this Agreement to secure the indemnification obligations of Seller set forth in Article 7 below (the “Indemnification Holdback Amount”).
2.2Post-Closing Purchase Price. Subject to and upon the terms and conditions of this Agreement, in consideration for the sale, conveyance, transfer and assignment by Seller of the Transferred Assets and

Assumed Liabilities and in consideration of the representations, warranties, covenants and indemnities of Seller set forth in this Agreement, Parent Purchaser, Subsidiary Purchaser or any Affiliate of Parent Purchaser, shall pay or issue to Seller or Seller’s Agent, as applicable, the Game Launch Consideration Amount and Revenue Earnout Consideration Amount (together, the “Post-Closing Purchase Price” and collectively with the Closing Purchase Price, the “Purchase Price”), to be paid or issued, as the case may be, following the Closing, and subject to reduction and forfeiture or return and forfeiture as set forth in Section 2.3 and ARTICLE 7 below.
(a)Game Launch Consideration.
(i)If the Commercial Launch of the Game occurs within thirteen (13) months following the Closing Date (the “Original Game Launch Period”), on the fifth (5th) Business Day following the date of the Commercial Launch of the Game (the date of such launch, the “Game Launch Date”), a cash amount equal to One Million Dollars ($1,000,000) (such cash amount, the “Game Launch Consideration Amount”), will be paid by delivery to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) of a wire transfer of immediately available funds to the Seller Designated Bank Account, or such other bank account designated by Seller or Seller’s Agent (as applicable) in writing to Parent Purchaser at least two (2) Business Days prior to the Game Launch Date.
(ii)Notwithstanding the foregoing, if the Game achieves a twelve (12) month pROAS equal to at least seventy percent (70%) during the Original Game Launch Period, the Original Game Launch Period will be automatically extended for an additional six (6) month period (the “Extended Game Launch Period”) and the Game Launch Consideration Amount shall be payable on the fifth (5th) Business Day following the Game Launch Date should the Game Launch Date fall within the Extended Game Launch Period.
(iii)Notwithstanding the foregoing, Purchasers acknowledge that if Purchasers pursue a meaningful re-design (including new features and functionality) of the Game, an extension to the Original Game Launch Period may be required. Purchasers and Seller agree to discuss in good faith the proposed re-design and any effect it may have on the Original Game Launch Period within sixty (60) days of the Closing Date and may mutually agree to adjust the Original Game Launch Period to accommodate the proposal.
(iv)Purchasers shall use commercially reasonable efforts to reduce the length of the Original Game Launch Period and ensure that during the Original Game Launch Period or Extended Game Launch Period, if applicable, and prior to the Game Launch Date:
(A)Purchasers authorize the Key Employees and Target Employees to spend substantially all of their time during regular business hours working on the Game;
(B)Purchasers use good faith efforts to procure all necessary licenses, permits and approvals necessary to launch the Game;
(C)Purchasers procure support as reasonably requested by the Key Employees from Purchasers’ centralized teams (such as information technology, accounting, finance, marketing, legal and human resources) during regular business hours, with the costs of such support to be included in the Allocation of Corporate Overhead and Shared Services Allocation; and
(D)Purchasers procure use of the Tetris® IP in relation to the Game.

(b)Revenue Earnout Consideration. Seller shall be entitled to receive the First Earnout Consideration Amount with respect to the First Earnout Consideration Period, the Second Earnout Consideration Amount with respect to the Second Earnout Consideration Period, and the Third Earnout Consideration Amount with respect to the Third Earnout Consideration Period, in each case, subject to the following conditions, which such consideration shall be due, if at all, as specified in this Section 2.2(b).
(i)Within thirty (30) days following receipt by Parent Purchaser of the unaudited financial statements that reflect performance of the Game during the applicable Earnout Consideration Period, but in no event later than ninety (90) days following the end of the applicable Earnout Consideration Period, Parent Purchaser shall deliver to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), a statement (an “Earnout Statement”), prepared in good faith and in accordance with the principles set forth in the illustrative earn statement attached hereto as Schedule 2.2(b)(i) (the “Example Earnout Statement”), setting forth Parent Purchaser’s calculation (which may be zero) of the First Earnout Consideration Amount, the Second Earnout Consideration Amount and the Third Earnout Consideration Amount, as applicable. The Earnout Statement for the Second Earnout Consideration Amount and Third Earnout Consideration Amount will also include Parent Purchaser’s calculation of Adjusted EBITDA and Adjusted EBITDA Margin for the Second Earnout Consideration Period and Third Earnout Consideration Period, respectively. The Example Earnout Statement also includes the principles to be used in calculating Adjusted EBITDA and Adjusted EBITDA Margin for the Second Earnout Consideration Period and Third Earnout Consideration Period. For the avoidance of doubt, the information set forth in the Example Earnout Statement is for illustrative purposes only and reflects the principles to be used in calculating the applicable Earnout Consideration Amount and the Adjusted EBITDA and Adjusted EBITDA Margin for the Second Earnout Consideration Period and the Third Earnout Consideration Period.
(ii)After the receipt by Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), of an Earnout Statement, Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), shall have thirty (30) days thereafter (an “Earnout Review Period”) to review Parent Purchaser’s calculation of the First Earnout Consideration Amount, the Second Earnout Consideration Amount or the Third Earnout Consideration Amount and Adjusted EBITDA and Adjusted EBITDA Margin, if applicable, set forth in such Earnout Statement. During each Earnout Review Period, Parent Purchaser shall provide to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), and its representatives with reasonable access to the records for the Game and any other materials used by Parent Purchaser in the calculation of the applicable Earnout Consideration Amount, in all cases as reasonably requested by Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), and shall make Parent Purchaser’s relevant employees available to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), and its representatives, as may be reasonably requested, solely for the purpose of reviewing such Earnout Statement and to prepare an Earnout Statement of Objections (defined below).
(iii)On or prior to the last day of an Earnout Review Period, Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), may object to Parent Purchaser’s calculation of the Earnout Consideration Amount or Adjusted EBITDA and Adjusted EBITDA Margin, if applicable, set forth in such Earnout Statement by delivering to

Parent Purchaser a written statement setting forth the objections in reasonable detail, indicating each disputed item or amount and the basis for disagreement therewith (an “Earnout Statement of Objections”). If Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), fails to deliver an Earnout Statement of Objections before the expiration of an Earnout Review Period, the applicable Earnout Consideration Amount and Adjusted EBITDA and Adjusted EBITDA Margin, if applicable, as calculated by Parent Purchaser and set forth in such Earnout Statement shall be deemed final and to have been accepted by Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date). If Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), delivers an Earnout Statement of Objections before the expiration of an Earnout Review Period, Parent Purchaser and Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) shall negotiate in good faith to resolve such dispute within thirty (30) days after Parent Purchaser’s receipt of such Earnout Statement of Objections (an “Earnout Resolution Period”).
(iv)If Parent Purchaser and Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) fail to reach an agreement with respect to all of the matters set forth in an Earnout Statement of Objections before expiration of the Earnout Resolution Period, then unless the Earnout Resolution Period is extended by mutual agreement of Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) and Parent Purchaser, any item or amount remaining in dispute (an “Earnout Disputed Amount” and any item or amount not so disputed, an “Earnout Undisputed Amount”) shall be submitted for resolution to the Independent Accountant. Within ten (10) Business Days after submission to the Independent Accountant for resolution, Parent Purchaser and Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) shall each indicate in writing their position on each disputed matter and each such party’s determination of the amount thereof, including the data or information underlying such determination. The Independent Accountant shall make a written determination, acting as experts and not arbitrators, resolving such Earnout Disputed Amount only, and make any adjustments to such Earnout Statement no later than thirty (30) days after receipt of each party’s written submission pursuant to the preceding sentence and such determination will be conclusive and binding upon the parties with respect to that disputed matter, subject to the indemnification rights otherwise contained herein. In conducting its review, the Independent Accountant shall consider only items in dispute, and shall base its determination solely on the written submissions of Parent Purchaser and Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) to the Independent Accountant and the definitions and methodologies prescribed herein. The decision of the Independent Accountant for each item and amount in dispute must be within the range of values assigned to each such item as provided in the written submissions to the Independent Accountant by each of Parent Purchaser and Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date). The fees and expenses of the Independent Accountant shall be paid by Parent Purchaser if Parent Purchaser proposed an underpayment to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), equal to more than ten percent (10%) of the Earnout Disputed Amount, and by Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) if Parent Purchaser proposed an underpayment to Seller that is twenty percent (20%) or less of the Earnout Disputed Amount. Each proposed Earnout Statement (including the Earnout Consideration Amount and/or Adjusted EBITDA and Adjusted EBITDA Margin, if applicable, set forth therein) shall be revised as appropriate to reflect the resolution of the Earnout Disputed Amount pursuant to this Section 2.2(b)(iv).
(v)Within ten (10) Business Days following the final determination of the First Earnout Consideration Amount, Second Earnout Consideration Amount or Third Earnout Consideration Amount or following the termination of the applicable Earnout Review Period if an Earnout Statement of Objections with respect thereto is not delivered (each date, an “Earnout Consideration Payment Date”), a cash amount equal to the sum of (A) the product of (1) twenty-five percent (25%) multiplied by (2) Adjusted Gross Revenue for the Game during the applicable Earnout Consideration Period, minus (B) the total amount of the Purchase Price, including for the avoidance of doubt, any portion of the Post-Closing Purchase Price, paid prior to the end of the applicable Earnout Consideration Period (such cash amount, the “First Earnout Consideration Amount”, the “Second Earnout Consideration Amount” or “Third Earnout Consideration Amount” as applicable, and collectively, the “Earnout Consideration Amounts” and each, an “Earnout Consideration Amount”), by delivery to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) of a wire transfer of immediately available funds to the Seller Designated Bank Account, or such other bank account designated by Seller or Seller’s Agent (as applicable) in writing to Parent Purchaser at least two (2) Business Days prior to the respective Earnout Consideration Payment Date; provided, however, the payment of each applicable Earnout Consideration Amount, or a portion thereof, may be deferred as set forth in Section 2.2(b)(vi); and provided further, that the Second Earnout Consideration Amount and Third Earnout Consideration Amount is only payable as set forth in subclauses (A) and (B) below.
(A)The Second Earnout Consideration Amount is only payable if the Adjusted EBITDA Margin for the Second Earnout Consideration Period is greater than 0.00%; and
(B)The Third Earnout Consideration Amount is only payable if the Adjusted EBITDA Margin for the Third Earnout Consideration Period is equal to or greater than 5.00% and if equal to or greater than 5.00%, is a payable as follows:
(1)if the Adjusted EBITDA Margin is equal to or greater than 5.00% but less than 15.00%, one-half (1/2) of the Third Earnout Consideration Amount is payable; and
(2)if the Adjusted EBITDA Margin is equal to or greater than 15.00%, one hundred percent (100%) of the Third Earnout Consideration Amount is payable.
(C)Notwithstanding the foregoing, Parent Purchaser and Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) may agree to amend or suspend the foregoing Adjusted EBITDA Margin requirements for payment of the Second Earnout Consideration Amount and/or the Third Earnout Consideration Amount if, among other things, new cost types or structures become applicable to the Game.
(D)Parent Purchaser shall act reasonably and in good faith at all times in relation to the allocation of any costs or charges to the Game when determining the Cost of Sales, Employee Costs, User Acquisition Expenses, Other Operating Expenses,

Allocation of Corporate Overhead and Shared Services Allocations for purposes of calculating Adjusted EBITDA and Adjusted EBITDA Margin, provided that, any such determination shall be in accordance with, and subject to, the respective definitions set forth in Section 2.2(b)(x).
(E)For the avoidance of doubt, the First Earnout Consideration Amount is payable whether or not the Adjusted EBITDA Margin for the First Earnout Consideration Period is greater than 0.00%.
vi.Notwithstanding anything to the contrary set forth in Section 2.2(b)(v), if any portion of the Earnout Consideration Amount for an Earnout Consideration Period exceeds the sum of (A) the Adjusted EBITDA for such Earnout Consideration Period minus (B) the amount of User Acquisition Expenses in excess of thirty-five percent (35%) of Gross Revenue which was incurred during such Earnout Consideration Period, such excess portion (the “Excess Earnout Consideration Amount”) shall be payable in cash, Class A Common Stock, as defined and described in Section 2.2(b)(viii), or any combination thereof, as determined by Parent Purchaser in its sole discretion, such cash payable and/or Class A Common Stock issuable on the Earnout Consideration Payment Date for such Earnout Consideration Period; provided that, if Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) notifies Parent Purchaser that it does not want to receive Class A Common Stock as payment for the Excess Earnout Consideration Amount in the amount determined by Parent Purchaser, such portion of the Excess Earnout Consideration Amount shall instead be paid in cash on the twelve (12) month anniversary of the applicable Earnout Consideration Payment Date. For the avoidance of doubt, the portion of the Earnout Consideration Amount for any Earnout Consideration Period which does not constitute Excess Earnout Consideration Amount shall be payable as set forth in Section 2.2(b)(v).
vii.In addition to the obligations imposed on Purchasers pursuant to Section 2.2(a)(iv), neither Parent Purchaser, Subsidiary Purchaser nor any other Affiliate of Parent Purchaser will take any action (or fail to take any action) which materially and adversely impacts the Commercial Launch of the Game or the subsequent financial performance of the Game in a manner different than such action (or such failure to take such action) impacts one or more other games of Parent Purchaser, provided that Parent Purchaser, Subsidiary Purchaser and any Affiliate of Parent Purchaser will only be required to incur the User Acquisition Expenses set forth on Schedule 2.2(b)(vii). Subject to compliance with Schedule 2.2(b)(vii), any action taken by Parent Purchaser, Subsidiary Purchaser or any Affiliate of Parent Purchaser or any failure to take any action by Parent Purchaser, Subsidiary Purchaser or any Affiliate of Parent Purchaser, as a result of the state of, or changes in, applicable law will not be deemed a breach of this Section 2.2(b)(vii).
viii.Parent Purchaser may elect, in its sole and absolute discretion, to have PLAYSTUDIOS, Inc., a Delaware corporation and the parent of Parent Purchaser (the “Ultimate Parent”), issue unregistered and restricted shares of its Class A Common Stock, par value $0.0001 (the “Class A Common Stock”) per share, in lieu of Parent Purchaser paying an amount of cash equal to up to fifty percent (50%) of any Earnout Consideration Amount, including any portion of any Excess Earnout Consideration Amount (any such amount not paid in cash, a “Stock Consideration Amount”). If so elected by Parent Purchaser, the number of shares of Class A Common Stock to be issued will be equal to the quotient of (A) the applicable Stock Consideration Amount divided by (B) the volume-weighted average trading price for the Class A Common Stock for the thirty (30) trading days immediately prior to the applicable date of payment, as reported by Bloomberg, L.P. through its “VWAP” function utilizing the “Bloomberg Definition” calculation methodology. Upon such an election, and in the event that Seller has been liquidated and Seller’s Agent is not able to act as the nominee for Seller, Purchasers shall consult with Seller’s Agent as to the person or persons who shall be registered as the owners of the Class A Common Stock.
ix.For purposes of this Agreement, an example illustrating how an Earnout Consideration Amount will be calculated is set forth in the Example Earnout Statement, and in the event that the definitions in Section 2.2(b)(x) below conflict with the principles set forth in the Example Earnout Statement, the principles set forth in the Example Earnout Statement shall prevail.
x.For purposes of this Agreement, the following terms have the meanings set forth below and any adjustment to such definitions (in line with industry practice or otherwise) shall be mutually agreed between Parent Purchaser and Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) in writing:
(A)“Adjusted EBITDA” means the sum of (1) Adjusted Gross Revenue, minus (2) Cost of Sales, minus (3) Employee Costs minus (4) User Acquisition Expenses, minus (4) Other Operating Expenses, minus (5) Allocation of Corporate Overhead minus (6) Shared Services Allocations, in each case, as it relates to the Game;
(B)“Adjusted EBITDA Margin” means the quotient of (1) Adjusted EBITDA, divided by (2) Gross Revenue, in each case, as it relates to the Game;
(C)“Adjusted Gross Revenue” means the sum of (A) Gross Revenues, minus (B) Royalties;
(D)“Allocation of Corporate Overhead” means the total amount of all costs and expenses of corporate overhead, including finance, accounting, information technology, legal and human resources allocated to the Business in relation to the Game, with each allocation of costs and expenses being determined by the nature of the costs and expenses, such as global headcount, local headcount, or flat rate percentages; in an aggregate amount equal to the greater of (1) $65,000 per calendar month and (2) one percent (1%) of Gross Revenue per calendar month;
(E)“Business Day” means a day that is not (1) Saturday or Sunday or a statutory or civic holiday in the State of Nevada, USA and (2) a day on which commercial banks are required by applicable law to be closed in the State of Nevada;
(F)“Commercial Launch” means the commercial release of the Game globally in substantially all available markets through the Apple App Store and the Google Play Store and any other Third Party Platforms as determined by Parent Purchaser, provided that such commercial release will not occur until (1) after all soft launches and/or testing of the Game in limited locations or with targeted audiences have been completed and (2) the twelve (12) month pROAS for the Game is equal to at least one hundred percent (100%), unless otherwise agreed by Parent Purchaser and Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date);

(G)“Cost of Sales” means the total amount of all costs and expenses associated with the Third Party Platforms, payment processing fees, hosting and other production delivery costs, commissions and other general costs of sales that may be incurred with the sales of the Game’s products or services;
(H)“Employee Costs” means all costs and expenses associated with employee salaries and wages, overtime, bonuses, benefits, including, but not limited to pensions, social payments, health insurance, company provided meals and related Tax gross ups, but excluding (1) compensation earned in the form of share-based payment arrangements and (2) capitalization of internal-use software costs (as required by Accounting Standards Codification 350-40, Internal Use Software);
(I)“First Earnout Consideration Period” means the twelve (12) month period commencing on the first day of the first full month following the Game Launch Date and terminating on the last day of the twelfth (12th) full month following such commencement;
(J)“Game” means a new version of Seller’s current game, Soul Battles, which incorporates Tetris® IP and other intellectual property owned or licensed by Parent Purchaser, as determined by Parent Purchaser;
(K)“Gross Revenue” means the total amount of sales of goods or services generated by the Game net of sales Taxes, VAT, chargebacks, refunds, bad debts, or any sale that did not result in any cash received;
(L)“Independent Accountant” means an accounting firm selected by Parent Purchaser and approved by Seller or Seller’s Agent, as applicable, such approval not to be unreasonably withheld, conditioned or delayed;
(M)“Other Operating Expenses” means the total amount of all direct costs and expenses related to the Game, excluding (1) gains/losses realized by Parent Purchaser related to the hedging of foreign currency transactions, (2) depreciation and amortization, (3) earnings or payments related to any Earnout Consideration Amount, (4) capital expenditures, and (5) any capitalization of internal-use software costs (as required by Accounting Standards Codification 350-40, Internal Use Software);
(N)“Paid Gross Revenue” means the total amount of sales of goods or services directly linked to paid-for marketing campaigns (e.g., excluding organic revenue spend) generated by the Game net of sales Taxes, VAT, chargebacks, refunds, bad debts, or any sale that did not result in any cash received;
(O)“pROAS” means the predicted return on performance-based marketing and paid media for the Game for any measurement period equal to the quotient of (1) the sum of (x) Gross Revenue, minus (y) Cost of Sales, minus (z) Royalties, in each case, for such measurement period, divided by (2) User Acquisition Expenses for such measurement period, with pROAS calculated based upon the last thirty (30) daily cohorts that matured within thirty (30) days from install;

(P)“Royalties” means the total amount of royalties payable pursuant to the Tetris® Agreement with respect to the Game only, pro rata based on revenue generated by the Game;
(Q)“Second Earnout Consideration Period” means the twelve (12) month period commencing on the first day following the end of the First Earnout Consideration Period and terminating on the last day of the twelfth (12th) full month following such commencement;
(R)“Shared Services Allocations” means the allocation of costs and expenses incurred by the Game from other centralized departments, including, but not limited to, marketing, devops, office management and facilities, games management, data or business intelligence, playAWARDS, and ad monetization;
(S)“Tetris® Agreement” means (1) with respect to the time period commencing on the Closing Date and ending on August 30, 2024, that certain Tetris Sublicense and Operating Agreement by and among N3TWORK Inc., Ultimate Parent and Parent Purchaser, dated as of November 21, 2021; and (2) with respect to the time period commencing on September 1, 2024 and ending on the Earnout Consideration Payment Date for the Third Earnout Consideration Amount, that certain Copyright and Trademark License and Distribution Agreement by and between Parent Purchaser and The Tetris Company, Inc., effective as of September 1, 2024, as amended and/or amended and restated from time to time;
(T)“Tetris® IP” means the intellectual property licensed to Parent Purchaser pursuant to the Tetris® Agreement;
(U)“Third Earnout Consideration Period” means the twelve (12) month period commencing on the first day following the end of the Second Earnout Consideration Period and terminating on the last day of the twelfth (12th) full month following such commencement;
(V)Third Party Platforms” means Apple App Store, Google Play Store, Amazon Appstore, Facebook or any other store mutually agreed by Seller and Parent Purchaser; and
(W)“User Acquisition Expenses” means the total amount of all costs and expenses for performance-based marketing and paid media for the Game; provided that User Acquisition Expenses will not exceed thirty-five percent (35%) of the Gross Revenue for any period for purposes of calculating Adjusted EBITDA; provided, further, that if User Acquisition Expenses exceed thirty-five percent (35%) of the Gross Revenue for any period for purposes of calculating Adjusted EBITDA, such excess shall be excluded from the costs attributable to the Game under any category, including without limitation, Cost of Sales, Allocation of Corporate Overhead, and Shared Services Allocations. The foregoing shall not constitute a prohibition on User Acquisition Expenses exceeding thirty-five percent (35%) of the Gross Revenue.
2.3Retention and Forfeiture, Reduction and Forfeiture or Return and Forfeiture of Purchase Price. Notwithstanding anything to the contrary set forth in Section 2.1 and Section 2.2, Seller acknowledges and agrees that all or any portion of the Indemnification Holdback Amount is subject to retention by Parent Purchaser and forfeiture by Seller in order to satisfy the indemnification obligations of Seller set forth in ARTICLE 7. Seller also acknowledges and agrees that (a) if the Indemnification Holdback Amount is not sufficient to satisfy such indemnification obligations and/or in order to satisfy such indemnification obligations after the Indemnification Holdback Amount is released to Seller or Seller’s Agent, if and as applicable, the Game Launch Consideration Amount and any Earnout Consideration Amount which becomes payable to Seller or Seller’s Agent pursuant to the provisions of Section 2.2 are subject to reduction by Parent Purchaser and forfeiture by Seller, and (b) if the retention by Parent Purchaser and forfeiture by Seller of the Indemnification Holdback Amount, and the reduction by Parent Purchaser and forfeiture by Seller of the Game Launch Consideration Amount and Earnout Consideration Amount is not sufficient to satisfy such indemnification obligations and/or in order to satisfy such indemnification obligations after the Indemnification Holdback Amount is released to Seller or Seller’s Agent, and the Game Launch Consideration Amount and Earnout Consideration Amounts either do not become payable to Seller or are released to Seller or Seller’s Agent, the Purchase Price received by Seller or any Person to whom Seller distributed any portion of the Purchase Price is subject to return to Parent Purchaser and forfeiture by Seller or such Person.
2.4Certain Tax Matters.
(a)The portion of the Purchase Price and any other amounts treated as consideration for U.S. federal income tax purposes paid (or deemed paid) by Parent Purchaser hereunder shall be allocated among the Transferred Assets pursuant to Section 1060 of the U.S. Internal Revenue Code, as amended (the “Code”) (as determined by Parent Purchaser after consultation with, and consideration of input from, Seller) and the portion of the Purchase Price paid by Subsidiary Purchaser hereunder shall be allocated among the Tangible Assets as determined by Subsidiary Purchaser after consultation with, and consideration of input from, Seller, which allocations shall be provided by Purchasers to Seller within thirty (30) Business Days after the Closing Date. Seller agrees to be bound by such allocations and to file or cause to be filed all returns and reports in respect of the transactions herein contemplated, including, but not limited to, all foreign, federal, state and local Tax Returns (as defined in Section 5.12(a) below), on the basis of such allocations.
(b)The Purchase Price is inclusive of any levies and Taxes, but exclusive of VAT, and Purchasers shall be liable for and shall promptly pay any and all value added taxes (“VAT”), transfer Taxes or similar Taxes if any, imposed on Seller by any Governmental Entity as a result of the transactions contemplated by this Agreement (“Transfer Taxes”). In accordance with applicable legal requirements, Seller will issue a detailed, valid and accurate VAT invoice to Purchasers with respect to any VAT at the Closing and thereafter, at any time when payment is due, Seller will provide Purchasers with a valid tax invoice with respect to such payment, if applicable, and any other related and applicable tax document or certificate reasonably requested by Purchasers, and will take all other actions reasonably requested by Purchasers to enable Purchasers to recover or reclaim any VAT and/or Transfer Taxes paid pursuant to this Section 2.4(b). Notwithstanding anything in this Agreement to the contrary, if Purchasers are unable, after using commercially reasonable efforts, to recover or reclaim from any Governmental Entity any portion of VAT and/or Transfer Taxes paid by Purchasers pursuant to this Section 2.4(b) in excess of $5,000 (such unrecoverable portion in excess of $5,000, the “Unrecovered VAT”), fifty percent (50%) of any Unrecovered VAT shall be deemed a Payable Claim under Section 7.4(e) of this Agreement, and Purchasers shall be entitled to offset the payment of fifty percent (50%) of any Unrecovered VAT by Purchasers as described in Section 7.5(a)(ii) of this Agreement.
(c)Either Purchaser shall be entitled to deduct from any payment to be made by such Purchaser to Seller under this Agreement, an amount that such Purchaser determines in good faith may be required to be deducted or withheld under any applicable legal requirements relating to Taxes, and in such event, such Purchaser will provide Seller or Seller’s Agent with a certificate or other written evidence of any amount deducted or withheld. Any withholding made in NIS with respect to payments made hereunder in U.S. dollars shall be calculated based on a U.S. dollars-to-NIS exchange rate not lower than the effective exchange rate at the Closing Date and in such manner as such Purchaser determines to be in compliance with the applicable Tax law, and any currency conversion commissions will be borne by Seller and deducted from payments to be made to Seller.
(d)Subject to Section 2.4(b) above, all Taxes and Tax liabilities with respect to the income or operations of the Business or the ownership of the Transferred Assets that relate to the Overlap Period shall be apportioned between Seller and Purchasers as follows: (i) in the case of Taxes other than income, sales and use and withholding Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, as determined from the books and records of the Business as though the taxable year of the Business terminated at the close of business on the Closing Date. Seller shall be liable for Taxes with respect to the income or operations of the Business or the ownership of the Transferred Assets that are attributable to the portion of the Overlap Period ending on and including the Closing Date.
(e)Each Purchaser, Seller and/or Seller’s Agent shall use commercially reasonable efforts and cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes, at the requestor’s cost. Such cooperation shall include the retention and (upon the other parties’ reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Seller shall (prior to the Liquidation Date (as defined in Section 6.9 below)) and shall cause Seller’s Agent to (after the Liquidation Date) retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period until the expiration of the statute of limitations and any extensions thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.
ARTICLE 3.         CLOSING; CLOSING DELIVERABLES; CLOSING CONDITIONS
3.1Closing. The consummation of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place on the date of this Agreement, remotely and electronically, or on such other date and by such other means or at such place or time as the parties hereto may agree upon in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).
3.2Closing Deliverables for Seller. At the Closing, Seller shall deliver to Parent Purchaser:

(a)the Bill of Sale, executed by Seller, in substantially the form attached as Exhibit A hereto (the “Bill of Sale”);
(b)the Assignment and Assumption Agreement, executed by Seller, in substantially the form attached as Exhibit B hereto (the “Assignment and Assumption Agreement”);
(c)the Trademark Assignment Agreement, executed by Seller, in substantially the form attached as Exhibit C hereto (the “Trademark Assignment Agreement”), in which Seller shall assign and transfer to Parent Purchaser Seller’s entire interest in and to any and all Trademarks (as defined in Section 5.9(a)(xi) below) related to the Business;
(d)the Transition Services Agreement, executed by Seller, in substantially the form attached as Exhibit D hereto (the “Transition Services Agreement” and together with the Bill of Sale, the Assignment and Assumption Agreement and the Trademark Assignment Agreement, the “Transaction Agreements”);
(e)the Amendment to Terms and Conditions of Service (Software as a Service Agreement) and Order Form, executed by Kinoa Labs Ltd., in substantially the form attached as Exhibit E hereto (the “Amended KINOA Agreement”);
(f)a certificate signed by the Secretary of Seller, dated as of the Closing Date, attaching (i) the resolutions of the Board of Directors and stockholders of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (ii) Seller’s organizational documents, as amended to date, each certified by the Secretary of Seller to be true, correct, complete and in full force and effect and unmodified as of the Closing Date;
(g)a certificate signed by the Chief Executive Officer of Seller, dated as of the Closing Date, confirming the matters set forth in Sections 3.5(b) and 3.5(c) below (the “Seller Certificate”);
(h)employment agreements and consulting agreements, as applicable (the “Key Employee Agreements” and “Key Consulting Agreements”) executed by each of the individuals listed on Schedule 3.2(g) hereto (as applicable, the “Key Employees” and “Key Consultants”);
(i)employment agreements and consulting agreements, as applicable (the “Target Employee Agreements” and “Target Consulting Agreements”, and together with the Key Employee Agreements and Key Consulting Agreements, the “Employee and Consulting Agreements”) executed by at least eighty-five percent (85%) of the individuals listed on Schedule 3.2(h) hereto (as applicable, the “Target Employees” and “Target Consultants”);
(j)non-competition and non-solicitation agreements, executed by each of the Persons listed on Schedule 3.2(i) hereto, which agreements shall restrict such Persons from, among other things, (i) competing against either Purchaser in the Business, and (ii) soliciting the employees, customers and vendors of the Business, in either case as set forth therein; and
(k)consents of parties to Assumed Contracts set forth on Schedule 3.2(j) hereto, in each case, consenting to and confirming the assignment to Parent Purchaser or Subsidiary Purchaser, as the case may be, of any Assumed Contracts with such parties.
3.3Closing Deliverables for Purchasers. At the Closing, Purchasers shall deliver to Seller:

(a)the Assignment and Assumption Agreement, executed by Parent Purchaser and Subsidiary Purchaser;
(b)the Trademark Assignment Agreement, executed by Parent Purchaser;
(c)the Transition Services Agreement, executed by Parent Purchaser and Subsidiary Purchaser;
(d)the Amended KINOA Agreement, executed by Parent Purchaser;
(e)a certificate signed by an officer of Parent Purchaser, dated as of the Closing Date, confirming the matters set forth in Sections 3.4(b) and 3.4(c) below; and
(f)the Key Employee Agreements executed by Subsidiary Purchaser or another Affiliate of Parent Purchaser;
(g)the Key Consulting Agreements executed by Subsidiary Purchaser or another Affiliate of Parent Purchaser;
(h)the Target Employee Agreements executed by Subsidiary Purchaser or another Affiliate of Parent Purchaser; and
(i)the Target Consulting Agreements executed by Subsidiary Purchaser or another Affiliate of Parent Purchaser.
3.4Conditions to Seller’s Obligations. Seller’s obligation to sell and deliver the Transferred Assets to Purchasers and to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, except to the extent Seller shall have waived in writing such satisfaction:
(a)No provision of any applicable law or regulation and no order, judgment, injunction or decree of any Governmental Entity shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby, and no suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted by a Governmental Entity and shall remain pending on the Closing Date, which challenges the validity or legality of the transactions contemplated hereby.
(b)All of Purchasers’ representations and warranties set forth in ARTICLE 4 hereof shall be true and correct as of the Closing Date except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date.
(c)Each of the Purchasers shall have duly performed or complied with its respective covenants and obligations under this Agreement to be performed prior to the Closing.
(d)Purchasers shall have delivered:
(i)immediately available funds equal to the Closing Cash Payment in the manner provided in Section 2.1(a) above; and
(ii)to Seller, the items set forth in Section 3.3 above.

3.5Conditions to Purchasers’ Obligations. Purchasers’ obligations to purchase the Transferred Assets, assume the Assumed Liabilities and to pay the Purchase Price and to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, except to the extent Purchasers shall have waived in writing such satisfaction:
(a)No provision of any applicable law or regulation and no order, judgment, injunction or decree of any Governmental Entity shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other legal or administrative proceeding shall have been instituted by a Governmental Entity and shall remain pending on the Closing Date, which challenges the validity or legality of the transactions contemplated hereby.
(b)All of the representations and warranties of Seller set forth in ARTICLE 5 shall be true and correct on the Closing Date except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date.
(c)Seller shall have duly performed or complied with all of its covenants and obligations under this Agreement to be performed prior to or at the Closing.
(d)Seller shall have delivered to Parent Purchaser the items set forth in Section 3.2 above.
ARTICLE 4.         REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Each of Parent Purchaser and Subsidiary Purchaser hereby represents and warrants to Seller that the following representations and warranties are true, accurate and complete as of the date hereof:
4.1Organization; Power and Authority. Parent Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Subsidiary Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel. Each Purchaser has all requisite power and authority to execute and deliver this Agreement and the Transaction Agreements.
4.2Authorization and Enforceability. The execution and delivery of this Agreement and the Transaction Agreements, and the performance by each Purchaser of its obligations hereunder and thereunder, and all transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been, and the Transaction Agreements will be, duly executed and delivered by Purchasers. This Agreement constitutes, and the Transaction Agreements when executed and delivered by Purchasers will constitute, valid and binding obligations of Purchasers enforceable against Purchasers in accordance with their respective terms, except as may be limited by the laws of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.
4.3No Conflicts; Consents. The execution and delivery of this Agreement and the Transaction Agreements by Purchasers do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) any of the organizational documents of either Purchaser or judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Purchaser. No consent, approval, order, authorization, registration, or declaration of any Person, including any Governmental Entity, is required by or with respect to either Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for such consents, approvals, orders, authorizations, registrations, or declarations which, if not obtained or made, would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.
4.4Financing. Parent Purchaser has and will have, from and after the date of this Agreement, sufficient funds on hand to consummate the transactions provided for in this Agreement, including, without limitation, to pay Seller the Game Launch Consideration Amount and each Earnout Consideration Amount on the Game Launch Consideration Payment Date and each applicable Earnout Consideration Payment Date.
ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to each Purchaser that the statements contained in this ARTICLE 5 are true and correct as of the date hereof, except as disclosed in a document of even date herewith and delivered by Seller to each Purchaser on the date hereof referring to the representations and warranties in this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ARTICLE 5; and the disclosure in any such numbered and lettered section of the Disclosure Schedule shall qualify only the corresponding section or subsection in this ARTICLE 5 except to the extent disclosure in any numbered and lettered section of the Disclosure Schedule is specifically cross-referenced in another numbered and lettered section of the Disclosure Schedule or is readily apparent, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed and without the need for reference to any other document, that the disclosure would apply to such other section or subsection. For purposes of this ARTICLE 5, the term “Knowledge” or any similar terms as applied to Seller means (a) the actual knowledge of each of Or Reznitsky and Aaron Markowitz-Shulman, and such knowledge that would reasonably be imputed to such Persons after due inquiry and reasonable investigation, taking into account their experience, positions and duties.
5.1Organization, Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the England and Wales. Seller has all requisite power and authority to own, lease and operate the Transferred Assets and to carry on the Business, and to execute and deliver this Agreement and the Transaction Agreements. Seller is duly licensed or qualified to transact business and is in good standing to transact business as a foreign entity in all jurisdictions in which the character of the Transferred Assets owned or leased by it, or the Business conducted by it, requires such licensing or qualification, except for jurisdictions where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a material adverse effect on the Business (financial or otherwise), Transferred Assets or Assumed Liabilities (a “Material Adverse Effect”).
5.2Subsidiaries. Except as set forth on Schedule 5.2 of the Disclosure Schedule, Seller does not currently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. Seller is not a participant in any joint venture, partnership or similar arrangement.
5.3Authorization and Enforceability. The execution and delivery of this Agreement and the Transaction Agreements and performance by Seller of its obligations hereunder and thereunder, and all transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been, and the Transaction Agreements will be, duly executed and delivered by Seller. This Agreement constitutes, and the Transaction Agreements when executed and delivered by Seller will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by the laws of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity.
5.4Solvency; No Fraudulent Conveyance. Seller is not involved in any proceeding by or against it as a debtor before any Governmental Entity under any insolvency or debtors’ relief act, or for the appointment of any trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Transferred Assets. Seller is not insolvent or unable to pay its debts and has not stopped paying its debts as they fall due. Seller represents that the price paid by Purchasers pursuant to this Agreement was reached in a good faith arms-length negotiation between Purchasers and Seller.
5.5Title to Assets; Sufficiency. Seller has good and marketable title to all of the Transferred Assets, free and clear of all Encumbrances. Seller is not a party to, and the Transferred Assets are not subject to, any judgment, order, writ, injunction or decree that affects the Transferred Assets or the use thereof by Seller or the contemplated use thereof by each Purchaser. The equipment and other tangible assets that Seller owns are free from patent material defects, have been maintained in accordance with normal industry practice, generally are in good operating condition and repair (subject to normal wear and tear), conform in all material respects to all applicable laws relating to their use and operation, are suitable for the purposes for which they are being used, and are generally sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing. The Transferred Assets constitute all assets necessary to operate the Business in substantially the same manner as currently conducted by Seller and as currently contemplated to be conducted by Purchasers.
5.6Real Property. Seller does not own any real property and is not a party to any agreement or option to purchase any real property or interest therein. Schedule 5.6 of the Disclosure Schedule sets forth a list of each lease or sublease for real property to which Seller is a party or which covers any premises at which Seller operates the Business or maintains any tangible Transferred Asset (collectively, the “Leases”). Seller has a valid leasehold interest in each leased real property listed in Schedule 5.6 of the Disclosure Schedule free and clear of any and all Encumbrances.
5.7Contracts. Schedule 5.7 of the Disclosure Schedule sets forth an accurate and complete list, and Seller has made available to Purchasers accurate and complete copies, of each contract, agreement, arrangement or understanding that is in effect on the date of this Agreement, or which has nay outstanding or surviving obligations, to which Seller or any of its Affiliates is a party that relates to the Business or to which any of the Transferred Assets are bound, and any amendment, supplement and modification in respect of thereto, in each case whether written or oral (collectively, the “Contracts”), provided that, Schedule 5.7 of the Disclosure Schedule need not list any Contract which (a) satisfies each of the following: (i) is not material to Seller, the Business or the Transferred Assets, (ii) does not contain restrictions on the operation of the Business or the use of the Transferred Assets by Seller, (iii) to which neither Seller’s officers, directors or 5%-or-greater stockholders, nor any of their respective Affiliates, are party to; and (iv) does not individually involve a payment by or to Seller of at least $5,000; or (b) is a non-disclosure agreement entered into in the ordinary course of business and which (i) does not include any license to Seller’s confidential information or Seller Intellectual Property, (ii) does not contain restrictions in the operation of the Business or the use of the Transferred Assets by Seller, and (iii) does not contain any residual clauses, but all such Contracts shall be included in the definition of Contracts for purposes of this Agreement. Each Contract is in full force and effect and is valid and enforceable in accordance with its terms. Seller is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Contract. To Seller’s Knowledge, each other Person that has or had any obligation or liability under any each Contract is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Contract. To Seller’s Knowledge, no event has occurred and no circumstance exists relating to any Contract that (with or without notice or lapse of time) would contravene, conflict with or result in a breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract or would cause the creation of any Encumbrances affecting any of the Transferred Assets. Seller has not given to or received from any other Person, at any time, any notice or other written communication (or, to Seller’s Knowledge, oral notice or other oral communication) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, or regarding Seller’s or such other Person’s intent to terminate, cancel, or otherwise amend any Contract. Seller is not renegotiating, or attempting to renegotiate and has not agreed to renegotiate any amounts paid or payable to Seller under current or completed Contracts and no such Person has made demand for such renegotiation. Seller is not a party to or otherwise subject to any noncompetition or nonsolicitation restrictions. None of the Contracts has or would reasonably be expected to have, whether before or after consummation of the transactions contemplated under this Agreement, the effect of prohibiting or impairing the Business, any assumption of such Contract by the applicable Purchaser, or the conduct of the Business by either Purchaser following the Closing.
5.8Conflicts with Other Instruments; Consents. The execution and delivery by Seller of this Agreement and the Transaction Agreements, and the performance by Seller of its obligations hereunder and thereunder will not conflict with, or result in any violation or breach of, or constitute a default under (with or without notice or lapse of time, or both) any Contract or any provision of the organizational documents of Seller, or judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller. No consent, approval, order, authorization, registration, declaration or filing of or with, or notice to, any Person, including any Governmental Entity, is required to be obtained or delivered in connection with the execution, delivery or performance of this Agreement and the Transaction Agreements.
5.9Intellectual Property.
(a)For purposes of this Agreement, the below terms shall have the following meanings:
(i)“Copyrights” means mask works, rights of publicity and privacy, and copyrights in works of authorship of any type, including Software, registrations, and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common-law rights thereto, and all other rights associated therewith.
(ii)“Intellectual Property” means (A) Patents, (B) Trademarks, (C) Copyrights, (D) Trade Secrets, (E) Software and (F) any other intellectual property.
(iii)“Licensed Intellectual Property” means Intellectual Property licensed to Seller pursuant to the Seller IP Agreements.

(iv)“Open Source Software” means all software which is distributed under (A) a license approved by the Open Source Initiative on the date hereof or (B) any “copyleft” or other licensing or distribution model, which requires, as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works or (3) be redistributed at no or minimal charge.
(v)“Patents” means United States, foreign, and international patents and patent applications, including reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, and all rights therein provided by international treaties and conventions.
(vi)“Seller Intellectual Property” means Intellectual Property owned by Seller and used in connection with the Business.
(vii)“Seller IP Agreements” means (A) licenses of Seller Intellectual Property by Seller or any of its Affiliates to third parties, (B) licenses of Intellectual Property by third parties to Seller or any of its Affiliates, (C) agreements between Seller or any of its Affiliates and third parties relating to the development or use of Intellectual Property, the development of transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to internet web sites, in each case, that are used in connection with the Business, and (D) consents, settlements, decrees, orders, injunctions, judgments, or rulings governing the use, validity, or enforceability of Seller Intellectual Property.
(viii)“Seller Software” means all Software (A) material to the operation of the Business, (B) manufactured, distributed, sold, licensed, or marketed by Seller in connection with the Business or (C) incorporated into Seller’s products or services that are related to the Business or the Transferred Assets.
(ix)“Software” means computer software, programs, and databases in any form, including internet web sites, web content and links, source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments, and annotations.
(x)“Trade Secrets” means trade secrets, know-how, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.
(xi)“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, Internet domain names and symbols, slogans, and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common-law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.
(b)Schedule 5.9(b) of the Disclosure Schedule sets forth a true and complete list of (i) all registered Patents, Trademarks, Copyrights, and Internet domain names included in the Seller Intellectual Property, (ii) all Seller IP Agreements, other than (A) commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click-wrap licenses in the ordinary course of business and that are not material to the Business, and (B) Seller Software licensed to customers of the Business, in each case, on a non-exclusive basis and in the ordinary course of business and pursuant to Contracts made available to Purchasers, and (iii) other Seller Intellectual Property material to the Business.
(c)The operation of the Business as currently conducted by Seller or as currently contemplated to be conducted by Purchasers, including the use by Seller of the Seller Intellectual Property and Licensed Intellectual Property in connection therewith and Seller’s transmission, use, linking and other practices related to the operation of its website in connection with the Business and the content thereof, do not conflict with, infringe, misappropriate, or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no actions or claims are pending or, to the Knowledge of Seller, threatened against Seller alleging any of the foregoing.
(d)Seller is the exclusive owner of the entire and unencumbered right, title and interest in and to the Seller Intellectual Property, and Seller has a valid right to use the Seller Intellectual Property and Licensed Intellectual Property in the conduct of the Business as currently conducted by Seller and as currently contemplated to be conducted by Purchasers.
(e)Neither Seller nor the Business is subject to any outstanding consent, settlement, decree, order, injunction, judgment, or ruling restricting the use of any Seller Intellectual Property or Licensed Intellectual Property, or that would impair the validity or enforceability of such Intellectual Property. No university, Governmental Entity, or other organization sponsored research and development conducted in connection with the Business, has any claim of right to or ownership of or other Encumbrances on any Seller Intellectual Property or Licensed Intellectual Property. No research and development conducted in connection with the Business was performed by a graduate student, university employee, or employee of any Governmental Entity.
(f)The Seller Intellectual Property does not: (i) involve the development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under any applicable legal requirements; or (ii) require Seller, and, after the Closing, will not require Purchasers, to obtain any license from any Governmental Entity.
(g)The Seller Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property necessary to operate the Business as currently conducted by Seller and as currently proposed to be conducted by Purchasers. There are no other items of Intellectual Property that are material to the operation of the Business as currently conducted by Seller and as currently proposed to be conducted by Purchasers. The Seller

Intellectual Property and, to the Knowledge of Seller, the Licensed Intellectual Property are subsisting, valid, and enforceable, and have not been adjudged invalid or unenforceable in whole or part.
(h)No actions or claims have been asserted or are pending or, to the Knowledge of Seller, threatened against Seller (i) based upon or challenging or seeking to deny or restrict the use by Seller of any of the Seller Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by, or products sold or licensed by Seller in connection with the Business infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed to Seller in conflict with the terms of any license or other agreement.
(i)To the Knowledge of Seller, no Person is engaging in any activity that infringes the Seller Intellectual Property or Licensed Intellectual Property. Seller has not granted any license or other right to any third party with respect to the Seller Intellectual Property or Licensed Intellectual Property other than to the customers of the Business to whom Seller has licensed such Seller Intellectual Property, in each case, on a non-exclusive basis and in the ordinary course of business pursuant to the Contracts made available to Purchasers and set forth on Schedule 5.7 of the Disclosure Schedule. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any Seller Intellectual Property or Licensed Intellectual Property.
(j)The Seller Software is free of all viruses, worms, Trojan horses, and other material known contaminants and, the Seller Software used in the conduct of the Business does not contain any bugs, errors, or problems of a material nature other than the known bugs maintained and dealt with by Seller in the ordinary course of business, in each case, which would not materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. No rights in the Seller Software have been transferred to any third party except to the customers of the Business to whom Seller has licensed such Seller Software, in each case, on a non-exclusive basis and in the ordinary course of business pursuant to the Contracts made available to Purchasers and set forth in Schedule 5.7 of the Disclosure Schedule. Seller has the right to use all software development tools, library functions, compilers, and other third-party software that are material to the Business or that are required to operate the Seller Software.
(k)Schedule 5.9(k) of the Disclosure Schedule sets forth a true and complete list of each license, including license name and version, under which any Open Source Software is licensed to the Seller in connection with the Business, and with which of the Transferred Assets the Open Source Software was incorporated, included, distributed together with, compiled with, or linked with. Seller has not (i) incorporated Open Source Software into Seller’s products or services related to the Business or the Transferred Assets, (ii) distributed Open Source Software as part of Seller’s products or services related to the Business or the Transferred Assets, or (iii) used Open Source Software, in each case in such a manner that creates or purports to create obligations on Seller, as a condition of use, (A) to make the source code of its products or services related to the Business or the Transferred Assets available to its licensees, (B) to permit modification of such products or services related to the Business or the Transferred Assets or (C) to redistribute such products or services related to the Business or the Transferred Assets at no cost. Seller is not required under any Contract or otherwise obligated to provide to any third party the source code of any of the Seller Intellectual Property, whether used internally, distributed by Seller or otherwise. Seller is in compliance in all material respects with all Open Source Software license terms applicable to any Open Source Software licensed to or used by Seller in connection with the Business or the Transferred Assets. Seller has not received any notice alleging that Seller is in violation or breach of any Open Source Software license terms.
(l)Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Trade Secrets and other confidential Intellectual Property used in connection with the Business, and (i) to Seller’s Knowledge, there has been no misappropriation of any Trade Secrets or other confidential Intellectual Property used in connection with the Business by any Person; (ii) no employee, independent contractor, or agent of Seller has misappropriated any Trade Secrets of any other Person in the course of performance as an employee, independent contractor, or agent of Seller in connection with the Business; and (iii) no employee, independent contractor, or agent of Seller is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract with Seller relating in any way to the protection, ownership, development, use, or transfer of Seller Intellectual Property.
(m)Each Person who is or was involved in the creation or development of any Intellectual Property for Seller has executed valid and enforceable confidentiality and assignment agreements sufficient to transfer ownership of such Intellectual Property to Seller without payment of any additional consideration following the Closing and that contain valid and enforceable waivers (where legally possible) of any interest or moral right with respect thereto, including a waiver of any right to any royalty or other remuneration provided by any legal requirement, local custom, administrative regulation or otherwise.
5.10Privacy and Data Security.
(a)Seller is and for the preceding three (3) years has been in material compliance with (i) all foreign, federal, state or local laws, rules and regulations pertaining to the collection, storage, use, disclosure, and transfer of Personal Data (as defined herein) and the protection of Personal Data and security of data (collectively, “Privacy Laws”); and (ii) all Contracts between Seller and its vendors, marketing affiliates, and all other customers and business partners that are applicable to the use and disclosure of Personal Data (collectively, “Privacy Agreements”). For purposes of this Agreement, “Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to Seller, is capable of identifying an individual), including without limitation, a natural person’s name, age, gender, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, credit or debit card number or customer or account number, or information pertaining to a person’s personality, personal status, intimate affairs, state of health, economic position, professional training, opinions, beliefs or marital status.
(b)Seller has implemented commercially reasonable policies to protect Personal Data and the security of data (collectively, “Privacy and Data Security Policies”), including without limitation, a publicly posted website privacy policy, and Seller is in compliance in all material respects with Seller’s Privacy and Data Security Policies. Neither the

execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions in connection therewith, nor either Purchaser’s possession or use of any Personal Data following the Closing will result in any violation of Privacy Laws, Seller’s Privacy Agreements or Seller’s Privacy and Data Security Policies.
(c)Seller has not received any written or, to Seller’s Knowledge, oral, complaint, claim, inquiry, or other notice, including a notice of investigation, from any Person or Governmental Entity or self-regulatory authority or entity regarding Seller’s collection, use, storage, processing, transfer or disclosure of Personal Data, or alleging a violation of any Privacy Laws, or otherwise alleging a violation of applicable laws that constitute an unfair, deceptive, or misleading trade practice.
(d)Seller has commercially reasonable safeguards in place to protect Personal Data in its possession or control from unauthorized access by third persons, including Seller’s employees and contractors. To the Knowledge of Seller, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of Seller.
5.11Litigation. There are no pending claims, disputes, legal actions, arbitrations or other pending proceedings or suits or any governmental investigations or, to Seller’s Knowledge, threatened, against Seller, or any of its Affiliates, with respect to the Transferred Assets or the Business. To Seller’s Knowledge, there is no fact or circumstance that, alone or together with other facts and circumstances, could reasonably be expected to give rise to or provide any valid basis for any such claim, action, proceeding or investigation. Neither Seller nor any of its Affiliates is subject to any outstanding, nor is in violation of or in default with respect to, any judgment, writ, injunction, settlement agreement, order, or decree relating to the Business or the Transferred Assets. There is no ligation that Seller has pending against any other Person or which Seller intends to initiate relating to the Business or the Transferred Assets.
5.12Taxes.
(a)For the purposes of this Agreement, “Tax” and, collectively, “Taxes” mean any and all federal, state, county and local taxes of any country, including without limitation, the United States, England and Wales and Israel, assessments and other governmental charges, duties, impositions and liabilities, including Taxes based upon or measured by gross receipts, gross income, net income, franchise, alternative or add-on minimum, gains, profits, capital stock, net worth, production, business and occupation, stamp, transfer, sales, use, value added, services, excise, customs duties, ad valorem, property taxes, escheat and unclaimed property, license, registration, withholding, payroll, recapture, employment, social security (or equivalent), fringe benefit, disability, unemployment, severance, windfall, premium, profits, utility, telecommunications and environmental, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity; and “Tax Return” means any return, declaration, report, claim for refund, information return or other document filed or required to be filed or supplied to a Tax authority in connection with the determination, assessment, collection or payment of Taxes or as otherwise required by laws, regulations or administrative requirements relating to any Tax.
(b)Seller has filed or caused to be filed on a timely basis all Tax Returns with respect to Taxes that are or were required to be filed pursuant to applicable legal requirements. All such Tax Returns are true, complete and correct in all material respects. Seller has timely paid or caused to be paid all Taxes due and owing (whether or not shown on any Tax Return), or which otherwise are required to be paid with respect to the Business or Transferred Assets for any taxable period ending on or before the Closing Date, and, with respect to any taxable year or other taxable period beginning on or before the Closing Date and ending after the Closing Date (an “Overlap Period”), the portion of such taxable year or period ending on and including the Closing Date. Seller has withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, stockholder, or other Person. There are no Encumbrances with respect to Taxes upon any of the Transferred Assets. Seller’s Tax Returns have not been reviewed or audited by any taxing authority and no such reviews or audits are currently pending. There is no pending audit, litigation, arbitration, administrative proceeding, claim asserted in writing or any other dispute with any taxing authority relating to Seller or any of the Transferred Assets with respect to any Tax. No deficiency for any Taxes has been proposed by any taxing authority against Seller or with respect to the Transferred Assets, which deficiency has not been paid in full. No claims have ever been made by any taxing authority in a jurisdiction in which Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency in connection with the Transferred Assets. None of the Transferred Assets is subject to the limitations on “amortizable section 197 intangibles” described in Section 197(f)(9) of the Code or any similar comparable limitation under state, local or foreign law. None of the Assumed Liabilities includes: (i) an obligation to make a payment to any Person under any Tax allocation, sharing, indemnity obligation, or similar agreement, arrangement, understanding, or practice with respect to Taxes or (ii) an obligation to pay the Taxes of any Person, whether as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).
5.13Financial Statements.
(a)Seller has made available to Purchasers copies of the unaudited balance sheet and income statement for the fiscal year ended December 31, 2023 (the “Year End Financial Statements”). The Year End Financial Statements are in accordance with the books of account, ledgers and records of Seller and are complete and correct in all material respects and fairly present the financial condition and operating results of Seller as of the date thereof and for the respective period indicated therein.
(b)Seller shall, no later than August 7, 2024, make available to Purchasers the unaudited balance sheets and income statements for the four (4) month period ended April 30, 2024 (the “Interim Financial Statements”). The Interim Financial Statements will be in accordance with the books of account, ledgers and records of Seller and will be prepared in accordance with generally accepted accounting principles accepted in the United States (“GAAP”) applied on a consistent basis throughout the relevant periods, except that the Interim Financial Statements will not contain all footnotes required by GAAP and the Interim Financial Statements will be subject to normal and recurring year-end adjustments. The Interim Financial Statements will be complete and correct in all material respects and will fairly present the financial condition and operating results of Seller as of the date thereof and for the respective period indicated therein.

5.14Absence of Undisclosed Liabilities. Except as set forth in the Year-End Financial Statements, Seller has no liabilities (contingent or absolute, direct or indirect, known or unknown, matured or unmatured or otherwise) related to the Business or the Transferred Assets, other than (a) liabilities incurred in the ordinary course of business consistent with past practices subsequent to December 31, 2023 which are not material, individually or in the aggregate, and (b) liabilities incurred in connection with this Agreement, all of which liabilities will be included in the calculation of Transaction Expenses.
5.15Absence of Changes. Since December 31, 2023, Seller has operated the Business in the ordinary course consistent with past practices and there has not occurred (a) any event, development, change, condition or circumstance that has had or could reasonably be expected to have, a Material Adverse Effect, (b) any acquisition, sale or transfer of any material Transferred Asset, (c) (i) any change in accounting methods or practices (including any change with respect to revenue recognition policies or any change in depreciation or amortization policies or rates) by Seller or (ii) any revaluation by Seller of any of the Transferred Assets, (d) any Assumed Contract entered into by Seller affecting the Transferred Assets, other than in the ordinary course of business and consistent with past practices and as provided to Purchasers, or any amendment or termination of, or default under, any Assumed Contract, other than in the ordinary course of business consistent with past practices and as provided to Purchasers in the case of any amendment, or (e) any agreement by Seller to do any of the things described in the preceding clauses (a) through (d) (other than negotiations with Purchasers and their representatives regarding the transactions contemplated by this Agreement).
5.16Compliance with Laws; Permits. Seller has complied in all material respects with all foreign, federal, state and local laws, rules and regulations that apply to the Business or the Transferred Assets and has not received notice of noncompliance of any such laws, rules and regulations. Seller possesses all licenses, permits, authorizations, certificates, franchises, consents and other approvals from any Governmental Entity relating to the Business which are required in order for Seller to operate the Business as currently conducted by Seller and as currently proposed to be conducted by Purchasers (collectively, the “Permits”), and is in compliance in all material respects with all such Permits. Schedule 5.16 of the Disclosure Schedule sets forth a true, correct and accurate list of the Permits. To Seller’s Knowledge, each Permit may be transferred to Purchasers on the Closing Date. The consummation of the transactions contemplated by this Agreement, or any Transaction Agreement, will not result in the revocation, cancellation or termination of, or any adverse amendment or modification to, any Permit.
5.17Labor and Employment Matters.
(a)With respect to each employee of Seller (all employees of Seller being referred to collectively as the “Identified Employees”), Schedule 5.17(a) of the Disclosure Schedule sets forth such employee’s (i) name, (ii) work location, (iii) title or position, (iv) length of continuous service, (v) base salary or wage rate, (vi) entitlement to or global compensation for overtime pay to the extent applicable, (vii) participation in commission, severance, incentive or bonus arrangements, accrued but unused vacation and other paid leave, entitlements to benefits in cash or in kind, including use of, or entitlement to, a company car, cellular phone, computer equipment or services, housing or transportation allowance programs and social benefits (including managers insurance, pension fund and educational fund), (viii) the most recent compensation increase including the amount thereof, and (ix) whether the employee is on leave or scheduled to be on leave (and if so, the category of leave, the date on which such leave commenced or will commence and the date of expected return to work). With respect to each independent contractor or consultant that is performing or has performed any material services for Seller, Schedule 5.17(a) of the Disclosure Schedule sets forth such independent contractor’s or consultant’s (i) name, (ii) services rendered, (iii) current compensation, and (iv) compensation for each of the past three (3) years. No Person listed on Schedule 5.17(a) of the Disclosure Schedule has given notice to Seller of his or her intention to go on leave of absence or terminate his or her employment or services. Each Person listed on Schedule 5.17(a) of the Disclosure Schedule is lawfully entitled to work or otherwise provide services for Seller, without restriction and without any visa, permit, export license or consent (from any academic institution, Governmental Entity or any other Person) being required.
(b)Without limiting the generality of any other representation or warranty contained in this Section 5.17 except as set forth in Schedule 5.17(b) of the Disclosure Schedule: (i) the employment of each Identified Employee is terminable by Seller upon no more than thirty (30) calendar days prior written notice under applicable legal requirements or the termination notice provisions included in such Identified Employee’s employment Contract with Seller; (ii) all obligations of Seller to provide statutory severance pay to the Identified Employees are fully funded or are accrued; (iii) no Identified Employee’s employment by Seller requires any special license, permit or other authorization by or from any Governmental Entity; (iv) there are no unwritten policies, practices or customs of Seller that, by extension, could reasonably be expected to entitle any Identified Employee to benefits in addition to what such Identified Employee is entitled to by applicable legal requirements or under the terms of such Identified Employee’s employment Contract (including unwritten customs or practices concerning matters, such as bonuses, the payment of statutory severance pay when it is not required under applicable legal requirements, etc.); (v) all amounts that Seller is legally or contractually required either (A) to deduct from any Identified Employee’s salary or to transfer to such Identified Employee’s pension or provident, life insurance, incapacity insurance, education fund (including keren hishtalmut) or other similar funds or (B) to withhold from any Identified Employee’s salary or benefits and to pay to any Governmental Entity as required by applicable legal requirements with respect to Taxes, have, in the case of each of clause (A) and (B), been duly deducted, transferred, withheld and paid and Seller does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (except for deduction, transfer, withholding and payments to be made in the ordinary course, for the working month during which the Closing occurs); (vi) Seller is, and has at all times been, in compliance in all material respects with all applicable legal requirements, whether foreign, federal, state or local, relating to labor, employment, employment practices, wages, bonuses, pension benefits, calculation and payment of overtime compensation, Identified Employee classification, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, workers’ compensation, immigration, data protection, individual and collective consultation, notice of termination and redundancy and the payment of social security and other Taxes as well as other compensation matters, terms and conditions of employment relating to employment of the Identified Employees; (vii) Seller has not received any demand letters, civil rights charges, suits, drafts of suits, complaints or other written communications relating to any claim made by any Identified Employee or any other Person before any Governmental Entity; and (viii) there are no unresolved disputes, grievances or other claims pending or, to the Knowledge of Seller, threatened between

Seller, on the one hand, and any Identified Employee, on the other hand and, to the Knowledge of Seller, there is no reasonable basis any such claim. Except as set forth on Schedule 5.17(b) of the Disclosure Schedule, Seller does not have any liability under any applicable legal requirements relating to employment or retention of any Identified Employee and attributable to an event occurring or a state of facts existing prior to the Closing. Seller has made available to Purchasers copies of all manuals and written policies, if any, relating to the employment, or the termination of the employment, of the Identified Employees. Seller is not, and Seller has never been, bound by or a party to, and Seller has no duty to bargain for, any union contract, collective bargaining agreement or other Contract with a labor organization with respect to any of the Identified Employees. Seller has never had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Identified Employees. Seller is not, and has never ever been, a member of any employers’ organization and there is no, and never has been any, employees’ committee or employee representative within Seller.
5.18Transactions with Interested Persons. Except as set forth on Schedule 5.18 of the Disclosure Schedule, neither the officers or directors of Seller nor, to the Knowledge of Seller, their respective spouses, children, relatives or other person living in their household: (a) own directly or indirectly any interest in, or serves as an officer or director of, any customer, competitor or supplier of Seller or any organization which has a contract or arrangement with Seller, in each case related to the Business or the Transferred Assets; (b) have any loans or receivables outstanding to Seller; (c) are otherwise indebted to Seller; (d) own directly or indirectly or have any interest in any property, real or personal, tangible or intangible, required for or used in the Business; or (e) are owed any money or property by Seller, other than wages or salary earned in the ordinary course of business. Except as set forth on Schedule 5.18 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or otherwise) arising or becoming due from Seller or any of its successors or assigns (including either Purchaser) to any Person (including Seller).
5.19Suppliers. Schedule 5.19 of the Disclosure Schedule sets forth a list of all suppliers and vendors (excluding employees and consultants to Seller) that have supplied products or services to Seller which are related to the Business or the Transferred Assets during the calendar year ended December 31, 2023, and the four (4) month period ended April 30, 2024 (the “Key Suppliers”) and which have accounted for more than five percent (5%) of the expenses of Seller during each such period, and identifies the amounts paid to such Key Suppliers for the relevant periods. Seller has made available to Purchasers complete and accurate copies of all current Assumed Contracts with each of the Key Suppliers and any amendments thereto. Seller does not have a present intention to terminate its relationship with any of the Key Suppliers. There has not occurred any event, happening, or fact which would lead Seller to reasonably believe that any Key Supplier will not continue to supply substantially the same level and type of products or services purchased by Seller under similar terms and conditions after the Closing.
5.20Bulk Sales. The Business is of such a nature that the sale and transfer of the Transferred Assets to Purchasers is not subject to any bulk sales, bulk transfer or similar law.
5.21Finder’s Fee. Seller has not incurred or become liable for any broker’s commissions or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, or otherwise entered into a Contract with any brokers or finders in connection herewith or any of the transactions contemplated by this Agreement.
5.22Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedule, the Seller Certificate, or the exhibits or other documents attached hereto, contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. All documents provided to Purchasers by Seller during the due diligence process were, when given, true and complete in all material respects. There is no fact which Seller has not disclosed to Purchasers in this Agreement, the Disclosure Schedule, the Seller Certificate or the exhibits or other documents attached hereto which could reasonably be expected to have a Material Adverse Effect or materially restrict the ability of Purchasers to operate the Business as currently proposed.
ARTICLE 6.        COVENANTS OF PARTIES
6.1Further Assurances. After the Closing, upon the request of Purchasers and at Purchasers’ cost, Seller or Seller’s Agent, as the case may be, will execute and deliver such instruments and documents and will do any and all such acts and things as may reasonably be required, to carry out the obligations of Seller hereunder and to more effectively consummate the transactions contemplated hereby, including Seller using commercial reasonable efforts to obtain all consents and approvals from third parties as may be necessary to transfer all rights and obligations and liabilities that constitute Transferred Assets or Assumed Liabilities. After the Closing and until ninety (90) calendar days thereafter, Seller shall, to the extent not already transferred to Purchasers, provide Purchasers with access to or the ability to copy any of Seller’s files and records that constitute Transferred Assets or are related to the Business, as Purchasers may reasonably request.
6.2Confidentiality. From and after the Closing, each of Seller and Seller’s Agent agrees not to disclose any of the Confidential Information of the Business or the terms of this Agreement, directly or indirectly, or use it in any way, without the written authorization of Parent Purchaser other than as set forth in this Agreement. “Confidential Information” means (i) any financial, technical and non-technical information related to the Business and the Transferred Assets and current, future and proposed products and services of the Business, including without limitation, information concerning research, development, design details and specifications, engineering information, user information, forecasts, and sales and marketing plans, and (ii) the terms of this Agreement, the Disclosure Schedule, the Transaction Agreements and any of the exhibits or other documents attached hereto or required to be delivered in connection herewith. Notwithstanding anything to the contrary, “Confidential Information” does not include information, and neither Seller nor Seller’s Agent shall have any obligation with respect to any such information (as it relates to this Section 6.2), that (i) is or becomes generally available to the public other than as a result of a breach of this confidentiality provision by Seller or Seller’s Agent; or (ii) is received by Seller or Seller’s Agent after the Closing from a third party on a non-confidential basis and without, to the Knowledge of Seller or Seller’s Agent, breach of any agreement by such third party. In addition, Confidential Information required to be disclosed by any applicable law, subpoena, court order, regulation, or judicial or administrative process may be disclosed by Seller or Seller’s Agent, provided that, to the extent permitted by applicable law or regulation, Seller or Seller’s Agent provides notice of such requirement to Parent Purchaser for the purpose of enabling either Purchaser or both Purchasers to seek a protective order or otherwise prevent such disclosure. Notwithstanding the foregoing, the restrictions set forth in this Section 6.2 shall not apply to disclosure of this Agreement, the Transaction Agreements and any of the exhibits or other documents attached hereto and all other information of Seller or any other information related to this Agreement, (A) to the stockholders and directors of Seller for the sole purpose of obtaining the approval of the transactions contemplated under this Agreement; or (B) to financial advisors, legal counsels and accountants of Seller.
6.3Announcements. On and after the Closing, no press releases or other written public announcements regarding the subject matter of this Agreement may be issued by any party hereto without the prior written approval by Parent Purchaser.
6.4Noncompete.
(a)As further consideration for the purchase of the Transferred Assets and assumption of the Assumed Liabilities by Purchasers, for a period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Restriction Period”), Seller will not, and will use its best efforts to cause its directors and Key Employees not to: (a) directly or indirectly own, have an interest in, operate, join, control, or participate in, or be connected with as an officer, employee, director, proprietor, member, manager, partner, investor, creditor, advisor, sales representative, agent, consultant or otherwise, with any business which is competitive with the Business (a “Restricted Business”), provided that Seller and any director, officer, employee or stockholder of Seller may hold and make investments in securities of any corporation, limited partnership or other entity that is listed on a national or regional securities exchange or admitted to trading privileges thereon, traded on the Nasdaq National Market System, or have been registered under Section 12 of the Securities Exchange Act of 1934, as amended, provided that the equity interest does not exceed one percent (1%) of the outstanding shares or interests in such listed corporation, partnership, or other entity; or (b) solicit, divert, entice away, or in any other manner persuade or encourage or attempt to solicit, divert or entice away (i) any actual or prospective customer of the Business to become a customer of any third party engaged in a Restricted Business or (ii) any customer, supplier, licensee, licensor, consultant or other business relation of the Business during the Restriction Period to cease doing or materially reduce its business with Purchasers. The restrictions set forth in this Section 6.4 shall be effective anywhere in the world where Seller plans to operate, operates or has operated the Business. It is expressly agreed that monetary damages may be inadequate to compensate Purchasers for any breach of the covenants as set forth in this Section 6.4 and that Purchasers will be entitled to seek and obtain preliminary and permanent injunctive relief in any court of competent jurisdiction, in addition to any other remedies at law or in equity to which Purchasers may be entitled. Seller agrees that the terms and time period provided for, and the geographical area encompassed by, the covenants contained in this Section 6.4 are necessary and reasonable in order to protect Purchasers in the conduct of the Business acquired by virtue of this Agreement. The covenants contained herein shall be construed as if each covenant is divided into separate and distinct covenants. If any court or other competent tribunal having jurisdiction at any time hereafter shall hold any provision or clause of this Section 6.4 to be unreasonable as to its scope, territory or term, and if such court or tribunal in its judgment or decree shall declare or determine that scope, territory or term which such court or tribunal deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court or tribunal to be reasonable.

(b)Seller hereby waives enforcement against Purchasers and their Affiliates of any provisions contained in any agreements by and between Seller and the Key Employees, Key Consultants, Target Employees and Target Consultants which restrict the ability of such Key Employees, Key Consultants, Target Employees and Target Consultants to compete with Seller and acknowledges that either Purchaser’s or any of their Affiliates’ employment or engagement of any of the Key Employees, Key Consultants, Target Employees and Target Consultants will therefore not violate any such agreements between Seller and the Key Employees, Key Consultants, Target Employees or Target Consultants nor any agreements between Purchasers and Seller.
6.5Procedure for Certain Assets Not Transferable. If any Permit or Assumed Contract to be assigned to either Purchaser hereunder is not assignable or transferable at the Closing, including, without limitation, because of the inability to obtain the consent of any third party (including a Governmental Entity) prior to the Closing (each such asset, a “Non-Assignable Asset”), this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and neither Purchaser shall assume Seller’s liabilities with respect thereto. Seller shall at the Closing make available to the applicable Purchaser, at such Purchaser’s cost, all contract rights or other rights and other benefits and obligations of the Non-Assignable Assets, on a subcontract or sublease basis or in some other appropriate manner to the fullest extent permitted by applicable law and the terms of the Non-Assignable Assets, and until consent to assignment of each Non-Assignable Assets is obtained, the applicable Purchaser shall be considered an independent subcontractor or sublessee of Seller or an agent of Seller, with respect to all matters concerning the Non-Assignable Assets, performing obligations of Seller and retaining all payments received in respect thereof. Without limiting the foregoing, to the extent permitted by applicable law and the terms of the Non-Assignable Asset, the applicable Purchaser shall be considered Seller’s agent for purposes of (a) collecting all amounts that may be due from the third party or third parties with respect to the Non-Assignable Assets; and (b) negotiating or otherwise handling all disputes and issues that may arise in connection with the Non-Assignable Assets. Without prior written consent of the other party, neither Seller nor Purchasers shall agree to any amendment, modification, extension, renewal, termination, or other change in the terms of any Non-Assignable Assets, and Seller shall use its commercially reasonable efforts to maintain for the use of Purchasers all benefits of such Non-Assignable Assets. If Seller is unable to assign, transfer, subcontract or sublease any Non-Assignable Assets pursuant hereto, then Seller shall, at Purchasers’ cost, use its commercially reasonable efforts to place the applicable Purchaser in the substantially identical economic position that it would have been in if such Non-Assignable Assets had been transferred to applicable Purchaser. Notwithstanding the foregoing, nothing herein shall act as a waiver or release of Seller’s obligation to deliver the consents required in connection with any Non-Assignable Assets. The Closing shall not act as a waiver of Seller’s obligation to deliver to such consents and Seller shall use its commercially reasonable efforts to deliver such consents promptly after the Closing.
6.6Employees and Employee Benefits.
(a)Prior to the Closing, Subsidiary Purchaser and/or any Affiliate of Parent Purchaser have made offers of employment or consulting arrangements on terms, in the aggregate, no less favorable than the terms under which the Key Employees and Key Consultants, Target Employees and Target Consultants are engaged by Seller or a subsidiary of Seller, as applicable, to all Key Employees, Key Consultants, Target Employees and Target Consultants (the “Offered Service Providers”). Such offers of employment or consulting relationships made by Subsidiary Purchaser and/or any Affiliate of Parent Purchaser shall reflect any and all employment or consulting terms, as applicable. Each Offered Service Provider who accepts such offer of employment or consulting relationship and executes an applicable Employment Agreement or Consulting Agreement shall be referred to as a “Transferred Service Provider”. Employment or engagement of Transferred Service Providers with Subsidiary Purchaser and/or any Affiliate of Parent Purchaser shall be effective as of one day following the Closing or the date set forth in their respective employment or consulting agreements, as applicable (the “Service Provider Start Date”).
(b)Except with respect to those Key Employees, Key Consultants, Target Employees or Target Consultants who will provide services to Seller, on behalf of Purchasers, pursuant to the Transition Services Agreement, at or prior to the Closing, Seller shall duly terminate all employment agreements or consulting agreements, as applicable, with each of the Key Employees, Key Consultants, Target Employees and Target Consultants. Except as set forth below, Seller shall be liable to and shall pay and release, in the time required by applicable law or employment agreement or consulting agreement, any and all payments owing to the Key Employees, Key Consultants, Target Employees and Target Consultants, through the Closing Date, including, without limitation, salaries, payment in lieu of prior notice, bonuses, redemption of unused vacation days, release of managers’ insurance policies, release of education funds, release of pension funds, release of severance pay funds and payment of any additional statutory or contractual severance pay due and not fully funded in the employee pension and/or managers insurance policies. From the Service Provider Start Date, Subsidiary Purchaser or an Affiliate of Parent Purchaser, as applicable, shall be liable to and shall pay, in the time required by applicable law or any other legal requirements and/or Contract, any and all payments owing to the Transferred Service Providers in connection with their employment or engagement with Subsidiary Purchaser or an Affiliate of Parent Purchaser, as applicable, and the dismissal thereafter.
6.7Transfer of Accounts Receivable. As soon as practicable after the Closing, each of Seller and Seller’s Agent covenants and agrees to take all necessary actions to transfer all Accounts Receivable (as such term is defined herein) received by it after the Closing to a bank account designated by Parent Purchaser. Seller or Seller’s Agent shall transfer such funds no less frequently than on the fifteenth (15th) day of each month and the last day of each month, starting on the first such date to occur following the Closing, until such time as such Accounts Receivable are no longer being received by Seller or Seller’s Agent. For the purposes of this Agreement, the term “Accounts Receivable” means any and all accounts receivable related to the Business or the Transferred Assets.
6.8Ability to Enforce. Seller hereby assigns to Purchasers effective as of the Closing the right to enforce any rights of Seller under any non-disclosure and/or confidentiality agreements to which Seller is a party that are related to the Business or the Transferred Assets, employee or consultant proprietary rights agreements, or agreements containing non-solicit or non-compete provisions related to the Business or the Transferred Assets in favor of Seller, in each case, only if and to the extent such right is assignable pursuant to the terms and conditions of any such agreement. For the sake of clarity, the above-mentioned agreements themselves and any obligations of Seller under such agreements shall not be transferred to Purchasers but only the right to enforce rights of Seller for the benefit of Purchasers and the Business acquired pursuant to the Agreement if and to the extent such right is assignable pursuant to the terms and conditions of any such agreement. Seller hereby grants Purchasers effective as of the Closing full power and authority as its attorney-in-fact to do and perform each and every act and thing requisite or necessary to be done in connection with the foregoing, as fully, to all intents and purposes, as Seller might or could do in person.
6.9Dissolution of Seller. Purchasers hereby acknowledge that Seller shall be entitled to decide if and when to commence any liquidation or dissolution process of Seller, provided that Seller hereby agrees that it will not dissolve prior to the ninetieth (90th) day after the Closing. Seller will be responsible for any fees, costs and amounts to be paid in accordance with such liquidation and dissolution. The date on which such liquidation and dissolution is consummated shall be referred to herein as the “Liquidation Date.” Prior to liquidating and dissolving, Seller shall file all Tax Returns if required to be filed by Seller under applicable law and Seller shall pay all Taxes, if any, required to have been paid by Seller, including without limitation, all Taxes, if any, related to the Transferred Assets or the Business for all taxable periods ending on or before the Closing Date.
ARTICLE 7.        INDEMNIFICATION
7.1Survival of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall survive the Closing until the two (2) year anniversary of the Closing Date (the “Indemnification Holdback Release Date”); provided, however, that the representations and warranties set forth above in Section 5.1 (Organization, Power and Authority), Section 5.3 (Authorization and Enforceability), Section 5.5 (Title to Assets; Sufficiency), Section 5.12 (Taxes); Section 5.16 (Compliance with Laws; Permits); and Section 5.21 (Finder’s Fee) (collectively, the “Fundamental Representations”) shall continue until sixty (60) calendar days following the expiration of their respective applicable statute of limitations (including all applicable periods of extension) (as applicable, the “Expiration Date”), and provided, further, that in the event of the inaccuracy or breach of any representation or warranty constituting fraud or intentional misrepresentation, such representation or warranty shall survive in perpetuity insofar as it relates to such inaccuracy or breach. No claim for indemnification may be asserted against Seller for inaccuracy or breach of any representation or warranty contained in this Agreement unless a Claim Notice (as defined in Section 7.4(a) below) is received by Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) on or prior to the applicable Expiration Date as set forth in this Section 7.1; provided, however, if a Claim Notice has been given in good faith to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) prior to the applicable Expiration Date as set forth in this Section 7.1, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.
7.2Seller Indemnification. Seller shall indemnify, defend and hold each Purchaser and their Affiliates, including without limitation, each of their subsidiaries and the Ultimate Parent, and their respective directors, officers, representatives, stockholders, employees, and agents (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, losses, damages of any kind, costs, expenses, fines, fees, Taxes, interest payable, awards, judgments, amounts paid in settlement and penalties (including without limitation, reasonable attorneys’, consultants’ and experts’ fees and out-of-pocket expenses in each case incurred in defending, investigating or settling claims) (all of the foregoing, “Damages”) that may be incurred by an Indemnified Party resulting or arising from or related to, or incurred in connection with: (a) any breach of any representation or warranty of Seller contained in this Agreement and remade by Seller as of the Closing in the Seller Certificate, including without limitation, any inaccuracy in such representation or warranty; (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement or under any

Transaction Agreement; (c) any Retained Liability, including without limitation, any Indebtedness or Transaction Expenses owed by Seller or its Affiliates; (d) any Taxes (other than VAT or Transfer Taxes) owed by Seller or its Affiliates, including without limitation, withholding Taxes required to be withheld from payments made to Seller pursuant to this Agreement, or with respect to operation of the Transferred Assets or the Business for any period prior to the Closing (without duplication of any Taxes included as a Retained Liability); or (e) the liquidation and dissolution of Seller, including without limitation, any Damages incurred by an Indemnified Party resulting from Seller’s preferential payment of any liability or obligation prior to Seller’s dissolution. In determining whether a representation and warranty is true and correct or the amount of any Damages attributable to a breach of any representation, warranty or covenant of Seller, any qualifications in the representations, warranties and covenants with respect to “knowledge”, “Material Adverse Effect,” “materiality,” “material,” “in all material respects,” or similar terms shall be disregarded. Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall be entitled to indemnification under this Agreement, including, under this Article 7, with respect to, and Damages shall not include exemplary or punitive damages except to the extent paid by an Indemnified Party pursuant to a judgment or settlement in connection with a Third Party Claim, and the amount of Damages for which indemnification is provided under this Article 7 shall be net of any insurance proceeds (net of any deductible, costs of investigation of the underlying claim and collection and other costs required to be paid, or incurred by an Indemnified Party with respect thereto) received with respect to such Damages.
7.3Maximum Liability; Basket Amount. Notwithstanding anything herein to the contrary, Seller’s liability for claims for indemnification under this Agreement shall be subject to the following limitations:
(a)The maximum aggregate liability of Seller for any and all claims for indemnification under Section 7.2(a) above (other than a breach of the Fundamental Representations or a breach arising from fraud or intentional misrepresentation) shall not exceed Five Hundred Thousand Dollars ($500,000) (the “Representation Indemnity Sum”), and payment of the Representation Indemnity Sum to Parent Purchaser by Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) shall be the sole and exclusive remedy for any and all claims by Indemnified Parties for such Damages.
(b)The maximum aggregate liability of Seller for any and all claims for indemnification under Sections 7.2(a) through 7.2(e) above (other than indemnification obligations relating to fraud or intentional misrepresentation), shall not exceed the amount of the Purchase Price.
(c)Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to make a claim for Damages against Seller with respect to a breach of a representation or warranty under Section 7.2(a) above (other than a breach of the Fundamental Representations or a breach arising from fraud or intentional misrepresentation) unless and until the aggregate amount of claims which may be asserted for Damages under this ARTICLE 7 exceeds Twenty-Five Thousand Dollars ($25,000) (the “Basket Amount”), in which case Seller will be liable for all such Damages back to the first dollar of Damages (i.e., including the Basket Amount).
(d)Claims for indemnification with respect to any Damages arising out of or resulting from the causes enumerated in Section 7.2(a) if with respect to a breach of the Fundamental Representations or a breach arising from fraud or intentional misrepresentation, and from the causes enumerated in Sections 7.2(b) through 7.2(e) above shall not be subject to the Basket Amount.
7.4Procedures for Indemnification.
(a)If any Indemnified Party receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”), and the Indemnified Party intends to seek indemnity hereunder, then the Indemnified Party shall provide Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) with written notice of the Third Party Claim (a “Claim Notice”). The failure by an Indemnified Party to notify Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) shall not relieve Seller of any indemnification responsibility under this ARTICLE 7, except to the extent that Seller is actually and materially prejudiced thereby.
(b)The Indemnified Party shall have the right to control the defense or settlement of such Third Party Claim with reasonably-priced counsel of its choosing; provided that Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) shall be entitled (at the expense of Seller or Seller’s Agent (as applicable)) to participate in the defense of any Third Party Claim with its own counsel; and provided further, that the Indemnified Party shall not be authorized to settle or compromise any such Third Party Claim without the prior written consent of Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), which consent shall not be unreasonably withheld, delayed, or conditioned. Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) shall, at Purchasers’ cost, reasonably cooperate in such defense and make available all witnesses, pertinent records, materials and information in its possession and control relating thereto as is reasonably required by the Indemnified Party.
(c)Any indemnifiable claim hereunder that is not a Third Party Claim shall also be asserted by the Indemnified Party by delivering a Claim Notice to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date). Any Claim Notice seeking indemnity hereunder shall state (i) that an Indemnified Party has incurred, paid, reserved or accrued, or reasonably and in good faith anticipates that it may incur, pay, reserve or accrue, Damages, (ii) the amount of such Damages (which, in the case of Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by an Indemnified Party to be incurred, paid, reserved, accrued or demanded by a third party), and (iii) specifying in reasonable detail the basis for such claim. Such Claim Notice shall be given as promptly as is reasonably practicable after the Indemnified Party becomes aware of the basis for each such a claim, provided that the failure to provide such notice shall not relieve Seller of any indemnification responsibility under this ARTICLE 7, except to the extent that Seller is actually and materially prejudiced thereby.
(d)If Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date): (i) agrees with the Indemnified Party with respect to the claim set forth in a Claim Notice, the parties shall prepare a memorandum setting forth such agreement, and such memorandum shall be signed by both parties (any claims covered by such an agreement, “Agreed Claims”); or (ii) disputes the existence or the amount of such claim set forth in a Claim Notice, Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the

Liquidation Date) shall notify the Indemnified Party in writing (with reasonable specificity) within thirty (30) calendar days following receipt of such Claim Notice (the “Response Notice”) and the parties will negotiate in good faith to resolve such claim for up to thirty (30) calendar days thereafter or such other period of time as the parties mutually agree in writing (the “Negotiation Period”). If the parties should then so agree with respect to such claim, the parties shall prepare a memorandum setting forth such agreement, and such memorandum shall be signed by both parties (any claims covered by such an agreement, “Settled Claims”). If the parties are unable to agree within the Negotiation Period specified herein, then the matter shall be submitted to the courts referenced in Section 9.5 below; provided that if such claim is made by an Indemnified Party and Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) does not submit such matter to the courts referenced in Section 9.5 below within thirty (30) calendar days following the expiration of the Negotiation Period specified above, then such matter shall be deemed undisputed and Seller shall indemnify the Indemnified Party for the Damages.
(e)Any decision of the court with respect to both the existence and amount of such claim shall be final and binding on the parties hereto. If no Response Notice is received by the Indemnified Party within thirty (30) calendar days after Seller’s or Seller’s Agent’s (as applicable) receipt of the Claim Notice, the matter shall be deemed undisputed and Seller shall indemnify the Indemnified Party for the Damages (any such claims, “Unobjected Claims”). A “Payable Claim” shall mean a claim for indemnification of Damages under this ARTICLE 7 to the extent that such claim is (A) an Agreed Claim, (B) a Settled Claim, or (C) an Unobjected Claim. An “Unresolved Claim” shall mean any claim for indemnification of Damages under this ARTICLE 7 specified in any Claim Notice, to the extent that such claim is not a Payable Claim. In the event that an Indemnified Party is entitled to recover the same Damages under more than one provision of this Agreement, the Indemnified Party shall only be permitted to recover such Damages under one provision, and without duplication.
7.5Offset of Damages; Order of Recovery; Unresolved Claims.
(a)Purchasers and Seller acknowledge and agree that any and all Payable Claims for Damages under this ARTICLE 7 shall be satisfied as follows: (i) with respect to Payable Claims for Damages arising out of or resulting from the causes enumerated in Section 7.2(a) above (other than a breach of the Fundamental Representations or a breach arising from fraud or intentional misrepresentation), such Damages shall be satisfied solely by Parent Purchaser receiving from Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date), an aggregate payment equal to the Representations Indemnity Sum, which payment shall be satisfied (A) first, by Parent Purchaser retaining the Indemnification Holdback Amount and Seller forfeiting the right to receive the Indemnification Holdback Amount and thereafter Parent Purchaser shall be entitled to satisfy Damages, in an aggregate amount not to exceed the Representations Indemnity Sum (the “Capped Damages”), as described in subclauses (B) through (D) described herein; (B) second, to the extent that the amount which was retained by Parent Purchaser and forfeited by Seller in accordance with subclause (A) is insufficient to cover such Capped Damages, if the Game Launch Consideration Amount has not yet been paid and becomes payable to Seller or Seller’s Agent, as applicable, pursuant to Section 2.2(a), by Parent Purchaser reducing the Game Launch Consideration Amount to be paid (such reduction, the “Forfeited Game Launch Consideration Amount”) and Seller forfeiting the right to receive the Forfeited Game Launch Consideration Amount; (C) third, to the extent that the amount which was retained by Parent Purchaser and forfeited by Seller in accordance with subclause (A) plus the amount which was reduced by Parent Purchaser and forfeited by Seller in accordance with subclause (B) is insufficient to cover such Capped Damages, if any Earnout Consideration Amount has not yet been paid and becomes payable to Seller or Seller’s Agent, as applicable, pursuant to Section 2.2(b), by Parent Purchaser reducing such Earnout Consideration Amount (such reduction, the “Forfeited Earnout Consideration Amount”) and Seller forfeiting the right to receive the Forfeited Earnout Consideration Amount; and (D) fourth, to the extent that the amount which was retained by Parent Purchaser and forfeited by Seller in accordance with subclause (A) plus the amounts which were reduced by Parent Purchaser and forfeited by Seller in accordance with subclauses (B) and (C) are insufficient to cover such Capped Damages, by Parent Purchaser seeking recovery directly from Seller or any Person to whom Seller has distributed any portion of the Purchase Price; and (ii) with respect to Payable Claims for Damages arising out of or resulting from the causes enumerated in Section 7.2(a) (if with respect to a breach of the Fundamental Representations or a breach arising from fraud or intentional misrepresentation) and Sections 7.2(b) through 7.2(e) above, such Damages shall be satisfied (A) first, by Parent Purchaser retaining the Indemnification Holdback Amount and Seller forfeiting the right to receive the Indemnification Holdback Amount; provided, at Parent Purchaser’s election, such retention and forfeiture of the Indemnification Holdback Amount shall be limited to $50,000, (B) second, by Seller forfeiting the right to receive the Forfeited Game Launch Consideration Amount; (C) third, by Seller forfeiting the right to receive the Forfeited Earnout Consideration Amount and (D) fourth, by Parent Purchaser seeking recovery directly from Seller or any Person to whom Seller has distributed any portion of the Purchase Price.
(b)For the avoidance of doubt, in no event shall Seller be liable to indemnify the Indemnified Parties for any and all claims for indemnification under this Agreement in an aggregate amount exceeding the Purchase Price, other than in the case of fraud or intentional misrepresentation of Seller.
(c)If there are any Unresolved Claims pending on the Game Launch Consideration Payment Date or any Earnout Consideration Payment Date, and the Game Launch Consideration Amount or applicable Earnout Consideration Amount has not been reduced in its entirety to offset Damages resulting from Payable Claims made prior to the Game Launch Consideration Payment Date or applicable Earnout Consideration Payment Date pursuant to this Section 7.5, then on the Game Launch Consideration Payment Date or applicable Earnout Consideration Payment Date, (i) Parent Purchaser shall be entitled to withhold that portion of the Game Launch Consideration Amount or such Earnout Consideration Amount which Parent Purchaser determines in good faith to be reasonably necessary to satisfy any Unresolved Claims for Damages specified in any Claim Notice delivered to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) prior to the Game Launch Consideration Payment Date or such Earnout Consideration Payment Date, if any, which amount shall continue to be held by Parent Purchaser and shall be forfeited by and/or released to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) when such Unresolved Claims have been resolved (any such amount of the Game Launch Consideration Amount or an Earnout Consideration Amount withheld by Parent Purchaser in accordance with this Section 7.5(b), the “Withheld Amounts”); and (ii) Parent Purchaser shall immediately transfer to

Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) the portion of the Game Launch Consideration Amount or Earnout Consideration Amount that is in excess of the Withheld Amounts.
7.6Indemnification Holdback Amount. The Indemnification Holdback Amount shall be held back by Parent Purchaser, as provided in Section 2.1(b), and shall be available to compensate the Indemnified Parties for Damages under this ARTICLE 7. On the Indemnification Holdback Release Date, Parent Purchaser shall release the portion of the Indemnification Holdback Amount to Seller (if prior to the Liquidation Date) or Seller’s Agent (if after the Liquidation Date) that has not been previously released to Parent Purchaser and forfeited by Seller to satisfy indemnification claims hereunder; provided, however, that Parent Purchaser shall continue to hold that portion of the Indemnification Holdback Amount which Parent Purchaser determines in good faith to be reasonably necessary to satisfy any Unresolved Claims (which amount shall continue to be held by Parent Purchaser until such claims have been resolved).
7.7Knowledge and Investigation of Purchasers; Reliance. All of Seller’s representations and warranties in this Agreement, the Seller Certificate or any other agreement or certificate attached hereto to which Seller is a party or executed and delivered by Seller pursuant to Section 3.2 of this Agreement at the Closing shall not be affected by any investigation conducted for or on behalf of, or any knowledge possessed or acquired at any time by, either Purchaser or any Affiliate, employee or representative of either Purchaser, concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation with respect thereto. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, or any other remedy set forth in this Agreement based on any such representation or warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation or warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.
7.8Adjustment to Purchase Price. Purchasers and Seller agree to treat each indemnification payment pursuant to this Article 7 as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto.
7.9Exclusive Remedy. The indemnification provided in this Article 7 shall be the sole and exclusive remedy for any and all Damages available to Purchasers for any and all matters under this Agreement, including, without limitation, for breach of any of the terms, conditions, covenants, representations or warranties contained herein or in any other agreement or certificate attached hereto or executed and delivered by Seller pursuant to Section 3.2 of this Agreement; provided, however, this exclusive remedy for Damages does not preclude either Purchaser from bringing any action for (a) specific performance or other equitable remedy to require Seller or Seller’s Agent, as applicable, to perform its respective obligations under this Agreement or (b) fraud or intentional misrepresentation.
ARTICLE 8.        SELLER’S AGENT
8.1Appointment of Seller’s Agent. Apliko Limited, a company incorporated and registered in England and Wales (the “Seller’s Agent”) shall be constituted and appointed as agent for and on behalf of Seller to give and receive notices and communications, to agree to any release of a portion or all of the Indemnification Holdback Amount to Parent Purchaser and Seller’s forfeiture of a portion or all of the Indemnification Holdback Amount, any reduction in, and

Seller’s forfeiture of, a portion or all of the Game Launch Consideration Amount and any Earnout Consideration Amount, as applicable, to object to any such release and forfeiture or reduction and forfeiture, to agree to, negotiate, enter into settlements and compromises of, and initiate proceedings with courts with respect to claims, and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of Seller’s Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of Seller who held more than fifty percent (50%) of the outstanding capital stock of Seller as of the Closing Date. No bond shall be required of Seller’s Agent, and Seller’s Agent shall receive no compensation from Purchasers for its services, and compensation payable to Seller’s Agent, if any, shall be included in the calculation of Transaction Expenses. Notices or communications to or from Seller’s Agent shall constitute notice to or from Seller.
8.2No Liability. Seller’s Agent shall not be liable for any act done or omitted hereunder as Seller’s Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive (but not exclusive) evidence of such good faith.
8.3Actions of Seller’s Agent. A decision, act, consent or instruction of Seller’s Agent shall constitute a decision of Seller and shall be final, binding and conclusive upon Seller, and Purchasers may rely upon any decision, act, consent or instruction of Seller’s Agent as being the decision, act, consent or instruction of Seller. Each Purchaser is hereby relieved from any liability to any Person for any acts done by such Purchaser in accordance with such decision, act, consent or instruction of Seller’s Agent.
8.4Retention of Records. Prior to the Liquidation Date and as soon as practicable after the Closing Date, Seller shall provide all of its files and records that have not otherwise been provided to Purchasers to Seller’s Agent for retention thereof. Seller shall cause Seller’s Agent to retain Seller’s files and records under its customary document retention policies and shall cause Seller’s Agent to use its reasonable efforts to provide each Purchaser with access to or the ability to copy any such files and records as such Purchaser may reasonably request.
ARTICLE 9.        MISCELLANEOUS PROVISIONS
9.1Expenses. Each of the parties shall pay its own respective costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and carrying out the transactions contemplated by this Agreement.
9.2Assignment. The rights and obligations of the parties to this Agreement or any interest in this Agreement may not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning parties, provided no consent of Purchasers shall be required in the case of an assignment by Seller to a third party who is a beneficial owner of Seller (subject to Purchasers paying the entire cash portion of the Purchase Price to only one payee or Person), and provided, further, consent of Purchasers shall not to be unreasonably withheld, delayed or revoked in the case of an assignment by Seller to a third party acting as nominee, trustee or paying agent for Seller, provided, however, that either Purchaser may, by delivery of a written notice to Seller, transfer any of such Purchaser’s rights and interests to an Affiliate of such Purchaser or in connection with the sale of all or substantially all of the business, assets or stock of such Purchaser, provided that the assignee agrees in writing to assume any and all obligations and liabilities of such Purchaser under this Agreement.

9.3Remedies. The parties hereto shall each have and retain all rights and remedies existing in their favor at law or equity to seek any specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement. Without limiting the generality of the foregoing, Seller and Purchasers hereby agree that in the event that Seller shall fail to deliver any of the Transferred Assets to Purchasers in accordance with the provisions of this Agreement, the remedy at law available to Purchasers may be inadequate and, in such event, Purchasers shall have the right, in addition to all other rights and remedies it may have, to seek specific performance of the obligations of Seller to convey the applicable Transferred Assets to Purchasers. In addition to the foregoing, and notwithstanding anything in this Agreement to the contrary, in the event of any breach of this Agreement, the parties shall have the right to collect a judgment debt by way of attachment, garnishment, foreclosure, or any other legal or equitable remedies available to a judgment creditor and shall not be limited to a charging order.
9.4Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in the State of Delaware.
9.5Venue. The venue of any matter arising out of or relating to this Agreement shall be the state courts of the State of Nevada located in Clark County, Nevada (or if such courts have jurisdiction, any United States federal court sitting in the State of Nevada). Each Purchaser, Seller and Seller’s Agent hereby irrevocable and unconditionally submit and consent to the exclusive jurisdiction of the state courts of the State of Nevada located in Clark County, Nevada or if such courts have jurisdiction, any United States federal court sitting in the State of Nevada). Each Purchaser, Seller and Seller’s Agent waive, to the fullest extent permitted by law, any objection that it may hereafter have to the laying of venue as set forth above or that any claim brought in any such courts have been brought in an inconvenient forum.
9.6Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be stricken from this Agreement and shall be replaced, to the extent legally possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision. Further, the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
9.7Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial agreement or covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of, or a breach of, a representation and warranty hereunder.
9.8Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered by: (a) hand, (b) pre-paid courier, (c) mail, or (d) electronic mail. Any notice delivered by hand, pre-paid courier, mail, or electronic mail shall be deemed to have been delivered: (i) in the case of delivery by hand or by electronic mail, on the day of the delivery (except with respect to any notice delivered by electronic mail after 5:00 p.m., Pacific Time, which shall be deemed to have been delivered on the next day following the date of such electronic mail delivery); (ii) in the case of delivery by pre-paid courier, one (1) Business Day after the date deposited with an overnight air courier service which guarantees next day delivery; or (iii) in the case of mail, three (3) Business Days after the date of mailing if mailed by registered or certified first class mail, postage prepaid. For purposes of this Section 9.8, the addresses and email addresses of the parties for delivery of notices and other communications shall be as follows (unless and until a party shall have otherwise directed the sending party by notice delivered in accordance with the provisions of this Section 9.8):
(1)If to Parent Purchaser or Subsidiary Purchaser, to:
PLAYSTUDIOS US, LLC
10150 Covington Cross Drive
Las Vegas, NV 89144
Attn: Joel Agena, General Counsel
Joseph Crabb, EVP Legal, Corporate & Compliance

With a copy to:
DLA Piper LLP (US)
3203 Hanover Street, Suite 100
Palo Alto, CA 94304
Attn: Rachel Paris

(1)If to Seller:
Pixode Games Limited
3rd Floor, Norfolk House
106 Saxon Gate West
Milton Keynes
Buckinghamshire
England MK 9 2DN
Attn: Or Reznitsky

Attn: Aaron Markowitz-Shulman

With a copy to:
Simons Muirhead Burton LLP
87-91 Newman Streeet
London
England W1T 3EY
Attn: Peter Weiss

(1)If to Seller’ Agent:
Apliko Limited
3rd Floor, Norfolk House

106 Saxon Gate West
Milton Keynes
Buckinghamshire
England MK 9 2DN
Attn: Aaron Markowitz-Shulman

With a copy to:
Simons Muirhead Burton LLP
87-91 Newman Streeet
London
England W1T 3EY
Attn: Peter Weiss
9.9Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such section.
9.10Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
9.11Entire Agreement. This Agreement, together with all exhibits and schedules hereto and the Transaction Agreements, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.
9.12Amendment. This Agreement may not be amended, nor any of its provisions waived, except by a written instrument signed by the parties hereto, or in the case of a waiver, by a written instrument signed by the affected party thereto.

[signature page to follow]

IN WITNESS WHEREOF, the authorized representatives of the parties hereto have duly executed this Asset Purchase Agreement effective as of the date first above written.

PARENT PURCHASER

PLAYSTUDIOS US, LLC

By:	/s/ Scott E. Peterson
Name:	Scott E. Peterson
Title:	Chief Financial Officer

SUBSIDIARY PURCHASER

PLAYSTUDIOS INTERNATIONAL ISRAEL LTD.

By:	/s/ Scott E. Peterson
Name:	Scott E. Peterson
Title:	Chief Financial Officer

SELLER:

PIXODE GAMES LIMITED

By:	/s/ Aaron Markowitz-Schulman
Name:	Aaron Markowitz-Schulman
Title:	Director

SELLER AGENT

APLIKO LIMITED

By:	/s/ Aaron Markowitz-Schulman
Name:	Aaron Markowitz-Schulman
Title:	Director